Exhibit 99.2

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Republic Services, Inc.:
We have audited the accompanying consolidated balance sheets of Republic Services, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of Republic Services, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Republic Services, Inc. at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, Republic Services, Inc. changed its presentation of debt issuance costs as a result of the adoption of the amendments to the FASB Accounting Standards Codification resulting from Accounting Standards Update No. 2015-03, "Interest - Imputation of Interest (Subtopic 835-30) - Simplifying the Presentation of Debt Issuance Costs," effective December 15, 2015.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Republic Services, Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 11, 2016 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Phoenix, Arizona
February 11, 2016
Except for Note 1, Note 2, Note 5, Note 6, Note 9, Note 14 and Note 16, as to which the date is
June 3, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Stockholders of Republic Services, Inc.:
We have audited Republic Services, Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). Republic Services, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Republic Services, Inc.’s Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
As indicated in the accompanying Report of Management on Republic Services, Inc.’s Internal Control over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of Tervita, LLC, which is included in the 2015 consolidated financial statements of Republic Services, Inc. and constituted approximately $500 million of total assets as of December 31, 2015 and less than 1% of revenues for the year then ended. Our audit of internal control over financial reporting of Republic Services, Inc. also did not include an evaluation of the internal control over financial reporting of Tervita, LLC.
In our opinion, Republic Services, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Republic Services, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2015 of Republic Services, Inc. and our report dated February 11, 2016, except as to Note 1, Note 2, Note 5, Note 6, Note 9, Note 14 and Note 16, as to which the date is June 3, 2016, expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Phoenix, Arizona
February 11, 2016

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$32.4	$75.2
Accounts receivable, less allowance for doubtful accounts and other of $46.7 and $38.9, respectively	962.9	930.4
Prepaid expenses and other current assets	235.0	263.4
Deferred tax assets	—	122.0
Total current assets	1,230.3	1,391.0
Restricted cash and marketable securities	100.3	115.6
Property and equipment, net	7,552.8	7,165.3
Goodwill	11,145.5	10,830.9
Other intangible assets, net	246.4	298.9
Other assets	260.6	250.7
Total assets	$20,535.9	$20,052.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$577.4	$527.3
Notes payable and current maturities of long-term debt	5.5	10.4
Deferred revenue	313.9	306.3
Accrued landfill and environmental costs, current portion	149.8	164.3
Accrued interest	71.6	67.0
Other accrued liabilities	716.6	750.7
Total current liabilities	1,834.8	1,826.0
Long-term debt, net of current maturities	7,527.4	7,009.2
Accrued landfill and environmental costs, net of current portion	1,677.9	1,677.5
Deferred income taxes and other long-term tax liabilities	1,131.8	1,149.0
Insurance reserves, net of current portion	278.1	298.0
Other long-term liabilities	309.3	344.9
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 346.0 and 414.4 issued including shares held in treasury, respectively	3.5	4.1
Additional paid-in capital	4,677.7	6,876.9
Retained earnings	3,138.3	2,795.0
Treasury stock, at cost (0.4 and 61.7 shares, respectively)	(14.9)	(1,901.8)
Accumulated other comprehensive loss, net of tax	(30.5)	(28.9)
Total Republic Services, Inc. stockholders’ equity	7,774.1	7,745.3
Noncontrolling interests	2.5	2.5
Total stockholders’ equity	7,776.6	7,747.8
Total liabilities and stockholders’ equity	$20,535.9	$20,052.4
The accompanying notes are an integral part of these financial statements.

REPUBLIC SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Years Ended December 31,
	2015	2014	2013
Revenue	$9,115.0	$8,803.3	$8,417.2
Expenses:
Cost of operations	5,518.6	5,643.1	5,234.7
Depreciation, amortization and depletion	970.6	906.9	877.4
Accretion	79.4	78.0	76.6
Selling, general and administrative	983.1	918.9	853.8
Negotiation and withdrawal costs - Central States Pension and Other Funds	4.5	1.5	157.7
Loss (gain) on disposition of assets and impairments, net	—	20.0	(1.9)
Restructuring charges	—	1.8	8.6
Operating income	1,558.8	1,233.1	1,210.3
Interest expense	(364.9)	(348.7)	(360.0)
Loss on extinguishment of debt	—	(1.4)	(2.1)
Interest income	0.8	0.6	0.7
Other income, net	1.2	1.7	2.3
Income before income taxes	1,195.9	885.3	851.2
Provision for income taxes	445.5	337.4	262.1
Net income	750.4	547.9	589.1
Net income attributable to noncontrolling interests	(0.5)	(0.3)	(0.2)
Net income attributable to Republic Services, Inc.	$749.9	$547.6	$588.9
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$2.14	$1.54	$1.63
Weighted average common shares outstanding	350.0	356.7	362.1
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$2.13	$1.53	$1.62
Weighted average common and common equivalent shares outstanding	351.4	358.1	363.4
Cash dividends per common share	$1.16	$1.08	$0.99
The accompanying notes are an integral part of these financial statements.

REPUBLIC SERVICES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in millions)

	Years Ended December 31,
	2015	2014	2013
Net income	$750.4	$547.9	$589.1
Other comprehensive (loss) income, net of tax
Hedging activity:
Settlements	(16.4)	0.3	1.7
Realized loss (gain) reclassified into earnings	18.7	1.2	(0.2)
Unrealized (loss) gain	(2.0)	(24.1)	2.3
Pension activity:
Change in funded status of pension plan obligations	(1.9)	(9.3)	7.1
Gain related to pension settlement reclassified to earnings	—	—	(2.1)
Other comprehensive (loss) income, net of tax	(1.6)	(31.9)	8.8
Comprehensive income	748.8	516.0	597.9
Comprehensive income attributable to noncontrolling interests	(0.5)	(0.3)	(0.2)
Comprehensive income attributable to Republic Services, Inc.	$748.3	$515.7	$597.7
The accompanying notes are an integral part of these financial statements.

REPUBLIC SERVICES, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(in millions)

	Republic Services, Inc. Stockholders’ Equity
	Common Stock		Additional Paid-In Capital	Retained Earnings	Treasury Stock		Accumulated Other Comprehensive (Loss) Income, Net of Tax	Noncontrolling Interests	Total
	Shares	Amount			Shares	Amount
Balance as of December 31, 2012	405.2	$4.1	$6,588.9	$2,403.2	(44.1)	$(1,287.1)	$(5.8)	$2.4	$7,705.7
Net income	—	—	—	588.9	—	—	—	0.2	589.1
Change in the value of derivative instruments, net of tax of $1.0	—	—	—	—	—	—	3.8	—	3.8
Employee benefit plan liability adjustments, net of tax of $12.2	—	—	—	—	—	—	5.0	—	5.0
Cash dividends declared	—	—	—	(357.3)	—	—	—	—	(357.3)
Issuances of common stock	5.8	—	158.8	—	—	—	—	—	158.8
Stock-based compensation	—	—	17.2	(2.1)	—	—	—	—	15.1
Purchase of common stock for treasury	—	—	—	—	(6.5)	(214.1)	—	—	(214.1)
Balance as of December 31, 2013	411.0	4.1	6,764.9	2,632.7	(50.6)	(1,501.2)	3.0	2.6	7,906.1
Net income	—	—	—	547.6	—	—	—	0.3	547.9
Change in the value of derivative instruments, net of tax of $15.1	—	—	—	—	—	—	(22.6)	—	(22.6)
Employee benefit plan liability adjustments, net of tax of $6.3	—	—	—	—	—	—	(9.3)	—	(9.3)
Cash dividends declared	—	—	—	(383.6)	—	—	—	—	(383.6)
Issuances of common stock	3.4	—	92.9	—	—	—	—	—	92.9
Stock-based compensation	—	—	19.1	(1.7)	—	—	—	—	17.4
Purchase of common stock for treasury	—	—	—	—	(11.1)	(400.6)	—	—	(400.6)
Distributions paid to noncontrolling interests	—	—	—	—	—	—	—	(0.4)	(0.4)
Balance as of December 31, 2014	414.4	4.1	6,876.9	2,795.0	(61.7)	(1,901.8)	(28.9)	2.5	7,747.8
Net income	—	—	—	749.9	—	—	—	0.5	750.4
Change in the value of derivative instruments, net of tax of $0.6	—	—	—	—	—	—	0.3	—	0.3
Employee benefit plan liability adjustments, net of tax of $1.2	—	—	—	—	—	—	(1.9)	—	(1.9)
Cash dividends declared	—	—	—	(404.3)	—	—	—	—	(404.3)
Issuances of common stock	2.8	—	74.3	—	—	—	—	—	74.3
Stock-based compensation	—	—	21.2	(2.3)	—	—	—	—	18.9
Purchase of common stock for treasury	—	—	—	—	(9.9)	(408.4)	—	—	(408.4)
Shares returned to unissued status	(71.2)	(0.6)	(2,294.7)		71.2	2,295.3	—	—	—
Distributions paid to noncontrolling interests	—	—	—	—	—	—	—	(0.5)	(0.5)
Balance as of December 31, 2015	346.0	$3.5	$4,677.7	$3,138.3	(0.4)	$(14.9)	$(30.5)	$2.5	$7,776.6
The accompanying notes are an integral part of these financial statements.

REPUBLIC SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Years Ended December 31,
	2015	2014	2013
Cash provided by operating activities:
Net income	$750.4	$547.9	$589.1
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	1,050.0	984.9	954.0
Non-cash interest expense	47.1	44.8	47.5
Restructuring related charges	—	1.8	8.6
Stock-based compensation	18.9	17.4	19.2
Deferred tax provision (benefit)	116.7	(9.0)	(38.5)
Provision for doubtful accounts, net of adjustments	22.7	22.6	16.1
Loss on extinguishment of debt	—	1.4	2.1
Gain on disposition of assets, net and asset impairments	(1.6)	(14.7)	(11.0)
Withdrawal liability - Central States Pension Fund and Other Funds	4.5	—	140.7
Environmental adjustments	(1.6)	233.2	83.7
Excess income tax benefit from stock-based compensation activity and other non-cash items	(10.7)	(4.9)	(6.7)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(15.7)	(54.3)	(61.6)
Prepaid expenses and other assets	(8.7)	(41.3)	(11.4)
Accounts payable	35.6	3.3	37.9
Restructuring expenditures	—	(1.3)	(15.8)
Capping, closure and post-closure expenditures	(88.4)	(54.6)	(85.6)
Remediation expenditures	(80.0)	(99.4)	(122.5)
Withdrawal expenditures - Central States Pension Fund	(153.5)	(15.9)	—
Other liabilities	(6.0)	(32.1)	2.4
Cash provided by operating activities	1,679.7	1,529.8	1,548.2
Cash used in investing activities:
Purchases of property and equipment	(945.6)	(862.5)	(880.8)
Proceeds from sales of property and equipment	21.2	35.7	23.9
Cash used in business acquisitions, net of cash acquired	(572.7)	(195.7)	(68.7)
Cash proceeds from divestitures, net of cash divested	—	—	2.7
Change in restricted cash and marketable securities	15.3	70.8	(5.5)
Other	(1.0)	(8.1)	(5.5)
Cash used in investing activities	(1,482.8)	(959.8)	(933.9)
Cash used in financing activities:
Proceeds from notes payable and long-term debt	918.4	1,383.3	1,219.2
Proceeds from issuance of senior notes, net of discount	497.9	—	—
Payments of notes payable and long-term debt	(915.7)	(1,398.4)	(1,278.1)
Fees paid to issue senior notes and retire certain hedging relationships	(3.2)	(4.0)	(1.6)
Issuances of common stock	65.9	88.6	150.8
Excess income tax benefit from stock-based compensation activity	8.5	4.3	3.8
Purchases of common stock for treasury	(404.7)	(400.6)	(214.1)
Cash dividends paid	(399.3)	(378.6)	(348.5)
Distributions paid to noncontrolling interests	(0.5)	(0.4)	(0.2)
Other	(7.0)	(2.3)	0.1
Cash used in financing activities	(239.7)	(708.1)	(468.6)
(Decrease) increase in cash and cash equivalents	(42.8)	(138.1)	145.7
Cash and cash equivalents at beginning of year	75.2	213.3	67.6
Cash and cash equivalents at end of year	$32.4	$75.2	$213.3
The accompanying notes are an integral part of these financial statements.

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION
Republic Services, Inc., a Delaware corporation, and its consolidated subsidiaries (also referred to collectively as Republic, the Company, we, us, or our), is the second largest provider of non-hazardous solid waste collection, transfer, recycling, disposal and energy services in the United States, as measured by revenue. We manage and evaluate our operations through two field groups, Group 1 and Group 2, that we have identified as our reportable segments.
The consolidated financial statements include the accounts of Republic and its wholly owned and majority owned subsidiaries in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). We account for investments in entities in which we do not have a controlling financial interest under either the equity method or cost method of accounting, as appropriate. All material intercompany accounts and transactions have been eliminated in consolidation.
For comparative purposes, certain prior year amounts have been reclassified to conform to the current year presentation. All dollar amounts in tabular presentations are in millions, except per share amounts and unless otherwise noted.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Management’s Estimates and Assumptions
In preparing our financial statements, we make numerous estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. We must make these estimates and assumptions because certain information we use is dependent on future events, cannot be calculated with a high degree of precision from data available or simply cannot be readily calculated based on generally accepted methodologies. In preparing our financial statements, the more critical and subjective areas that deal with the greatest amount of uncertainty relate to our accounting for our long-lived assets, including recoverability, landfill development costs, and final capping, closure and post-closure costs; our valuation allowances for accounts receivable and deferred tax assets; our liabilities for potential litigation, claims and assessments; our liabilities for environmental remediation, multiemployer pension plans, employee benefit plans, deferred taxes, uncertain tax positions, and insurance reserves; and our estimates of the fair values of assets acquired and liabilities assumed in any acquisition. Each of these items is discussed in more detail elsewhere in these Notes to Consolidated Financial Statements. Our actual results may differ significantly from our estimates.
Cash and Cash Equivalents
We consider liquid investments with a maturity at the date of acquisition of three months or less to be cash equivalents.
We may have net book credit balances in our primary disbursement accounts at the end of a reporting period. We classify such credit balances as accounts payable in our consolidated balance sheets as checks presented for payment to these accounts are not payable by our banks under overdraft arrangements, and, therefore, do not represent short-term borrowings. As of December 31, 2015 and 2014, there were net book credit balances of $84.4 million and $36.4 million, respectively, in our primary disbursement accounts that were classified as accounts payable on our consolidated balance sheets.
Concentration of Credit Risk
Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents, trade accounts receivable and derivative instruments. We place our cash and cash equivalents with high quality financial institutions. Such balances may be in excess of FDIC insured limits. To manage the related credit exposure, we continually monitor the credit worthiness of the financial institutions where we have deposits. Concentrations of credit risk with respect to trade accounts receivable are limited due to the wide variety of customers and markets in which we provide services, as well as the dispersion of our operations across many geographic areas. We provide services to small-container commercial, large-container industrial, municipal and residential customers in the United States and Puerto Rico. We perform ongoing credit evaluations of our customers, but generally do not require collateral to support customer receivables. We establish an allowance for doubtful accounts based on various factors including the credit risk of specific customers, age of receivables outstanding, historical trends, economic conditions and other information.

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounts Receivable, Net
Accounts receivable represent receivables from customers for collection, transfer, recycling, disposal, energy services and other services. Our receivables are recorded when billed or when the related revenue is earned, if earlier, and represent claims against third parties that will be settled in cash. The carrying value of our receivables, net of the allowance for doubtful accounts and customer credits, represents their estimated net realizable value. Provisions for doubtful accounts are evaluated on a monthly basis and are recorded based on our historical collection experience, the age of the receivables, specific customer information and economic conditions. We also review outstanding balances on an account-specific basis. In general, reserves are provided for accounts receivable in excess of 90 days outstanding. Past due receivable balances are written-off when our collection efforts have been unsuccessful in collecting amounts due.
The following table reflects the activity in our allowance for doubtful accounts for the years ended December 31:

	2015	2014	2013
Balance at beginning of year	$38.9	$38.3	$45.3
Additions charged to expense	22.7	22.6	16.1
Accounts written-off	(14.9)	(22.0)	(23.1)
Balance at end of year	$46.7	$38.9	$38.3
Restricted Cash and Marketable Securities
As of December 31, 2015, we had $100.3 million of restricted cash and marketable securities. We obtain funds through the issuance of tax-exempt bonds for the purpose of financing qualifying expenditures at our landfills, transfer stations, collection and recycling centers. The funds are deposited directly into trust accounts by the bonding authorities at the time of issuance. As the use of these funds is contractually restricted, and we do not have the ability to use these funds for general operating purposes, they are classified as restricted cash and marketable securities in our consolidated balance sheets.
In the normal course of business, we may be required to provide financial assurance to governmental agencies and a variety of other entities in connection with municipal residential collection contracts, closure or post-closure of landfills, environmental remediation, environmental permits, and business licenses and permits as a financial guarantee of our performance. At several of our landfills, we satisfy financial assurance requirements by depositing cash into restricted trust funds or escrow accounts.
Property and Equipment
We record property and equipment at cost. Expenditures for major additions and improvements to facilities are capitalized, while maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated statements of income.
We revise the estimated useful lives of property and equipment acquired through business acquisitions to conform with our policies. We depreciate assets over their estimated useful lives using the straight-line method. We assume no salvage value for our depreciable property and equipment. The estimated useful lives of our property and equipment are as follows:

Buildings and improvements	7 - 40 years
Vehicles	5 - 12 years
Landfill equipment	5 - 7 years
Other equipment	3 - 20 years
Furniture and fixtures	10 years
Landfill development costs also are included in property and equipment. Landfill development costs include direct costs incurred to obtain landfill permits and direct costs incurred to acquire, construct and develop sites, as well as final capping, closure and post-closure assets. These costs are amortized or depleted based on consumed airspace. All indirect landfill development costs are expensed as incurred. For additional information, see Note 8, Landfill and Environmental Costs.

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Capitalized Interest
We capitalize interest on landfill cell construction and other construction projects if they meet the following criteria:

•	Total construction costs are $50,000 or greater;

•	The construction phase is one month or longer; and

•	The assets have a useful life of one year or longer.
Interest is capitalized on qualified assets while they undergo activities to ready them for their intended use. Capitalization of interest ceases once an asset is placed into service or if construction activity is suspended for more than a brief period of time. Our interest capitalization rate is based on our weighted average cost of indebtedness. Interest capitalized was $6.8 million, $6.4 million and $7.3 million for the years ended December 31, 2015, 2014 and 2013, respectively.
Fair Value of Financial Instruments
Our financial instruments include cash and cash equivalents, restricted cash and marketable securities, fuel, commodity and interest rate hedges, long-term debt, and assets in our defined benefit pension plan. Accounting standards include disclosure requirements around fair values used for certain financial instruments and establish a fair value hierarchy. The hierarchy prioritizes valuation inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market.  Each fair value measurement is reported in one of three levels:

•	Level 1 – inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

•
Level 2 – inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•
Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

See Note 11, Employee Benefit Plans, and Note 16, Financial Instruments, for fair value disclosures related to our defined benefit pension plan investments and financial instruments, respectively.
Investments Other Than Derivatives
Investments other than derivatives primarily include money market funds, common stock, mutual funds, real estate investment trusts, U.S. government and agency securities, municipal and corporate bonds, and foreign government bonds. In general, and where applicable, we use quoted prices in active markets for identical assets or liabilities to determine fair value.  This pricing methodology applies to our Level 1 investments, such as money market funds, common stock and certain mutual funds.  If quoted prices in active markets for identical assets or liabilities are not available to determine fair value, then we use quoted prices for similar assets and liabilities or inputs other than the quoted prices that are observable either directly or indirectly.  These investments are included in Level 2 and consist primarily of corporate bonds, foreign government bonds, real estate investment trusts and certain agency securities.
Derivative Financial Instruments
We use derivative financial instruments to manage our risk associated with changing interest rates and changing prices for commodities we frequently purchase or sell by creating offsetting market exposures. We use interest rate swap agreements to manage risk associated with fluctuations in interest rates. We have entered into multiple agreements designated as cash flow hedges to mitigate some of our exposure to changes in diesel fuel prices and prices of certain recycling commodities.
All derivatives are measured at fair value and recognized in the balance sheet as assets or liabilities, as appropriate. For derivatives designated as cash flow hedges, changes in fair value of the effective portions of derivative instruments are reported in stockholders’ equity as components of other comprehensive income until the forecasted transaction occurs or is not probable of occurring. When the forecasted transaction occurs or is not probable of occurring, the realized net gain or loss is then recognized in the consolidated statements of income. Changes in fair value of the ineffective portions of derivative instruments are recognized currently in earnings.
The fair values of our diesel fuel and recycling commodity hedges are determined using standard valuation models with assumptions about prices and other relevant information based on those observed in the underlying markets (Level 2 in the fair

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

value hierarchy). The estimated fair values of derivatives used to hedge risks fluctuate over time and should be viewed in relation to the underlying hedged transactions.
Landfill and Environmental Costs
Life Cycle Accounting
We use life-cycle accounting and the units-of-consumption method to recognize certain landfill costs over the life of the site. In life cycle accounting, all current and future capitalized costs to acquire and construct a site are calculated, and charged to expense based on the consumption of cubic yards of available airspace.

Costs and airspace estimates are developed at least annually by engineers. We use these estimates to adjust the rates we use to deplete capitalized costs. Changes in these estimates primarily relate to changes in available airspace, inflation and applicable regulations. Changes in available airspace include, but are not limited to, changes due to the addition of airspace lying in probable expansion areas, airspace consumed and changes in engineering estimates.
Probable Expansion Airspace
We classify landfill disposal capacity as either permitted (having received the final permit from the applicable regulatory agency) or as probable expansion airspace. Before airspace included in an expansion area is determined to be probable expansion airspace and, therefore, is included in our calculation of total available disposal capacity, all of the following criteria must be met:

•	We own the land associated with the expansion airspace or control it pursuant to an option agreement;

•	We are committed to supporting the expansion project financially and with appropriate resources;

•	There are no identified fatal flaws or impediments associated with the project, including political impediments;

•	Progress is being made on the project;

•	The expansion is attainable within a reasonable time frame; and

•	We believe it is likely the expansion permit will be received.
Upon meeting our expansion criteria, the rates used at each applicable landfill to expense costs to acquire, construct, cap, close and maintain a site during the post-closure period are adjusted to include both the probable expansion airspace and the additional costs to be capitalized or accrued associated with that expansion airspace.
We have identified three steps that landfills generally follow to obtain expansion permits. These steps are as follows:

•	Obtaining approval from local authorities;

•	Submitting a permit application to state authorities; and

•	Obtaining permit approval from state authorities.
We continually monitor our progress toward obtaining permits for each of our sites with probable airspace. If we determine that a landfill expansion area no longer meets our criteria, the probable expansion airspace is removed from the landfill’s total available capacity and the rates used at the landfill to deplete costs to acquire, construct, cap, close and maintain a site during the post-closure period are adjusted accordingly. In addition, any amounts capitalized for the probable expansion airspace are charged to expense in the period in which it is determined that the criteria are no longer met.
Capitalized Landfill Costs
Capitalized landfill costs include expenditures for land, permitting, cell construction and environmental structures. Capitalized permitting and cell construction costs are limited to direct costs relating to these activities, including legal, engineering and construction costs associated with excavation, natural and synthetic liners, construction of leachate collection systems, installation of methane gas collection and monitoring systems, installation of groundwater monitoring wells and other costs associated with the development of the site. Interest is capitalized on landfill construction projects while the assets are undergoing activities to ready them for their intended use. Capitalized landfill costs also include final capping, closure and post-closure assets and are depleted as airspace is consumed using the units-of-consumption method.
Costs related to acquiring land, excluding the estimated residual value of unpermitted, non-buffer land, and costs related to permitting and cell construction are depleted as airspace is consumed using the units-of-consumption method.
Capitalized landfill costs also may include an allocation of purchase price paid for landfills. For landfills purchased as part of a group of assets, the purchase price assigned to the landfill is determined based on the estimated fair value of the landfill. If the

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landfill meets our expansion criteria, the purchase price is further allocated between permitted airspace and expansion airspace based on the respective ratios to total available airspace. Landfill purchase price is amortized using the units-of-consumption method over the total available airspace, including probable expansion airspace, where appropriate.
Final Capping, Closure and Post-Closure Costs
Final capping
We have future obligations for final capping, closure and post-closure costs with respect to the landfills we own or operate as set forth in applicable landfill permits. The permit requirements are based on the Subtitle C and Subtitle D regulations of the Resource Conservation and Recovery Act, as implemented and applied on a state-by-state basis. We define final capping as activities required to permanently cover a portion of a landfill that has been completely filled with waste. Final capping typically includes installing flexible membrane and geosynthetic clay liners, drainage and compact soil layers, and topsoil, and is constructed over an area of the landfill where total airspace capacity has been consumed and waste disposal operations have ceased. These final capping activities occur in phases as needed throughout the operating life of a landfill as specific areas are filled to capacity and the final elevation for that specific area is reached in accordance with the provisions of the operating permit. We consider final capping events to be discrete activities that are recognized as asset retirement obligations separately from other closure and post-closure obligations. As a result, we use a separate rate per ton for recognizing the principal amount of the liability and related asset associated with each capping event. We amortize the asset recorded pursuant to this approach as waste volume related to the capacity covered by the capping event is placed into the landfill based on the consumption of cubic yards of available airspace.
Closure and post-closure
Closure and post-closure activities occur after the entire landfill ceases to accept waste and closes. These activities involve methane gas control, leachate management and groundwater monitoring, surface water monitoring and control, and other operational and maintenance activities that occur after the site ceases to accept waste. Obligations associated with monitoring and controlling methane gas migration and emissions are set forth in applicable landfill permits and these requirements are based on the provisions of the Clean Air Act. The post-closure period generally runs for 30 years after final site closure for municipal solid waste landfills and a shorter period for construction and demolition landfills and inert landfills. We recognize asset retirement obligations and the related amortization expense for closure and post-closure (excluding obligations for final capping) using the units-of-consumption method over the total remaining capacity of the landfill, including probable expansion airspace.
Estimated future expenditures
Estimates of future expenditures for final capping, closure and post-closure are developed at least annually by engineers. Management reviews these estimates and our operating and accounting personnel use them to adjust the rates used to capitalize and amortize these costs. These estimates involve projections of costs that will be incurred during the remaining life of the landfill for final capping activities, after the landfill ceases operations and during the legally required post-closure monitoring period. We currently retain post-closure responsibility for 126 closed landfills.
Fair value measurements
In general, we engage third parties to perform most of our final capping, closure and post-closure activities. Accordingly, the fair value of these activities is based on quoted and actual prices paid for similar work. We also perform some of our final capping, closure and post-closure activities using internal resources. Where we expect internal resources to be used to fulfill an asset retirement obligation, we add a profit margin to the estimated cost of such services to better reflect their fair value. If we perform these services internally, the added profit margin is recognized as a component of operating income in the period the obligation is settled.
Our estimates of costs to discharge asset retirement obligations for landfills are developed in today’s dollars. These costs are inflated each year to reflect a normal escalation of prices up to the year they are expected to be paid. We use a 2.0% inflation rate, which is based on the ten-year historical moving average increase of the U.S. Consumer Price Index, and is the rate used by most waste industry participants.
These estimated costs are then discounted to their present values using a credit-adjusted, risk-free interest rate. The credit-adjusted, risk-free interest rate we used for liability recognition was 4.75% and 4.50% for the years ended December 31, 2015 and 2014, respectively, which was based on the estimated all-in yield we would have needed to offer to sell thirty-year debt in the public market. However, as part of the initial application of purchase accounting, our capping, closure and post-closure

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obligations acquired from Allied Waste Industries, Inc. (Allied) were recorded at their fair values as of the acquisition date, and were discounted using a rate of 9.75% due to market conditions at the time of the acquisition.
Changes in assets retirement obligations
A liability for an asset retirement obligation is recognized in the period in which it is incurred and is initially measured at fair value. The offset to the liability is capitalized as part of the carrying amount of the related long-lived asset. Changes in the liabilities due to revisions to estimated future cash flows are recognized by increasing or decreasing the liabilities with the offsets adjusting the carrying amounts of the related long-lived assets, and may also require immediate adjustments to amortization expense in the consolidated statement of income. Upward revisions in the amount of undiscounted estimated cash flows used to record a liability are discounted using the credit-adjusted, risk-free interest rate in effect at the time of the change. Downward revisions in the amount of undiscounted estimated cash flows used to record a liability are discounted using the credit-adjusted, risk-free rate that existed when the original liability was recognized.

Changes in asset retirement obligations due to the passage of time are measured by recognizing accretion expense in a manner that results in a constant effective interest rate being applied to the average carrying amount of the liability. The effective interest rate used to calculate accretion expense is our credit-adjusted, risk-free interest rate in effect at the time the liabilities were recorded.
We review our calculations with respect to landfill asset retirement obligations at least annually. If there is a significant change in the facts and circumstances related to a landfill during the year, we will review our calculations for the landfill as soon as practical after the change has occurred.
Landfill operating expenses
Costs associated with daily maintenance activities and environmental compliance during the operating life of the landfill are expensed as incurred. These costs include, among other things, leachate treatment and disposal, methane gas and groundwater monitoring and systems maintenance, interim cap maintenance, costs associated with the application of daily cover materials, and the legal and administrative costs of ongoing environmental compliance.
Environmental Liabilities
We are subject to an array of laws and regulations relating to the protection of the environment, and we remediate sites in the ordinary course of our business. Under current laws and regulations, we may be responsible for environmental remediation at sites that we either own or operate, including sites that we have acquired, or sites where we have (or a company that we have acquired has) delivered waste. Our environmental remediation liabilities primarily include costs associated with remediating groundwater, surface water and soil contamination, as well as controlling and containing methane gas migration and the related legal costs. To estimate our ultimate liability at these sites, we evaluate several factors, including the nature and extent of contamination at each identified site, the required remediation methods, timing of expenditures, the apportionment of responsibility among the potentially responsible parties and the financial viability of those parties. We accrue for costs associated with environmental remediation obligations when such costs are probable and reasonably estimable in accordance with accounting for loss contingencies. We periodically review the status of all environmental matters and update our estimates of the likelihood of and future expenditures for remediation as necessary. Changes in the liabilities resulting from these reviews are recognized currently in earnings in the period in which the adjustment is known. Adjustments to estimates are reasonably possible in the near term and may result in changes to recorded amounts. With the exception of those obligations assumed in the acquisition of Allied, environmental obligations are recorded on an undiscounted basis. Environmental obligations assumed in the acquisition of Allied, which were initially estimated on a discounted basis, are accreted to full value over time through charges to interest expense. Adjustments arising from changes in amounts and timing of estimated costs and settlements may result in increases or decreases in these obligations and are calculated on a discounted basis as they were initially estimated on a discounted basis. These adjustments are charged to operating income when they are known. We perform a comprehensive review of our environmental obligations annually and also review changes in facts and circumstances associated with these obligations at least quarterly. We have not reduced the liabilities we have recorded for recoveries from other potentially responsible parties or insurance companies.

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Business Combinations
We acquire businesses in the waste industry, including non-hazardous waste collection, transfer, recycling, disposal and energy services operations, as part of our growth strategy. Businesses are included in the consolidated financial statements from the date of acquisition.
We recognize, separately from goodwill, the identifiable assets acquired and liabilities assumed at their estimated acquisition-date fair values. We measure and recognize goodwill as of the acquisition date as the excess of: (1) the aggregate of the fair value of consideration transferred, the fair value of any noncontrolling interest in the acquiree (if any) and the acquisition date fair value of our previously held equity interest in the acquiree (if any), over (2) the fair value of assets acquired and liabilities assumed. If information about facts and circumstances existing as of the acquisition date is incomplete by the end of the reporting period in which a business combination occurs, we report provisional amounts for the items for which the accounting is incomplete. The measurement or allocation period ends once we receive the information we are seeking; however, this period will not exceed one year from the acquisition date. Any material adjustments recognized during the measurement period will be reflected retrospectively in the consolidated financial statements of the subsequent period. We recognize third-party transaction related costs as expense currently in the period in which they are incurred.
Goodwill and Other Intangible Assets
We have historically evaluated goodwill for impairment annually as of December 31, or when an indicator of impairment exists. During 2015 we changed the date of our annual goodwill impairment assessment for our reporting units to October 1st. This voluntary change in the annual goodwill testing date is a change in accounting principle, which we believe is preferable as it better aligns the timing of the assessment with our planning and forecasting process and also provides additional time to complete our annual assessment in advance of our year-end reporting. This change in assessment date was applied prospectively and did not delay, accelerate or avoid a potential impairment charge.
We test goodwill for impairment using a two-step process. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill.
During 2015, we managed and evaluated our operations through three regions: East, Central and West. In determining fair value, we primarily use discounted future cash flows and operating results based on a comparative multiple of earnings or revenues.
Significant estimates used in our fair value calculation using discounted future cash flows include: (1) estimates of future revenue and expense growth by reporting unit, which we estimate to range from 3% to 5% annually; (2) future estimated effective tax rates, which we estimate to be 40%; (3) future estimated capital expenditures and future required investments in working capital; (4) estimated discount rates, which we estimate to range between 6% and 8%; and (5) the future terminal value of the reporting unit, which is based on its ability to exist into perpetuity. Significant estimates used in the fair value calculation utilizing market value multiples include: (a) estimated future growth potential of the reporting unit; (b) estimated multiples of revenue or earnings a willing buyer is likely to pay; and (c) the estimated control premium a willing buyer is likely to pay.
In addition, we evaluate a reporting unit for impairment if events or circumstances change between annual tests, indicating a possible impairment. Examples of such events or circumstances include: (1) a significant adverse change in legal factors or in the business climate; (2) an adverse action or assessment by a regulator; (3) a more likely than not expectation that a reporting unit or a significant portion thereof will be sold; (4) continued or sustained losses at a reporting unit; (5) a significant decline in our market capitalization as compared to our book value; or (6) the testing for recoverability of a significant asset group within the reporting unit.
We assign assets and liabilities from our corporate operating segment to our three reporting units to the extent that such assets or liabilities relate to the cash flows of the reporting unit and would be included in determining the reporting unit’s fair value.
In preparing our annual test for impairment as of October 1, 2015, we determined that our indicated fair value of total invested capital exceeded our total market capitalization. We believe one of the primary reconciling differences between the indicated fair value of total invested capital and our total market capitalization is due to a control premium. We believe the control premium represents the value a market participant could extract as savings or synergies by obtaining control.
As of October 1, 2015, we determined that the indicated fair value of our reporting units exceeded their carrying value by approximately 50% on average and, therefore, we noted no indicators of impairment at our reporting units.

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Our operating segments, which also represent our reporting units, are comprised of several vertically integrated businesses. When an individual business within an integrated operating segment is divested, goodwill is allocated to that business based on its fair value relative to the fair value of its operating segment.
In January 2016, we realigned our field support functions by eliminating our three region offices and creating two field groups, consolidating and reducing the number of area offices, and streamlining select operational support roles at our Phoenix headquarters. These changes included reducing administrative staffing levels, relocating office space and closing certain office locations.  We have considered the implications of our restructuring on our reporting units used to measure for goodwill impairment, and we have noted no indicators of goodwill impairment.
Other intangible assets include values assigned to customer relationships, franchise agreements, other municipal agreements, non-compete agreements and trade names and are amortized generally on a straight-line basis over periods ranging from 1 to 20 years.
Asset Impairments
We continually consider whether events or changes in circumstances have occurred that may warrant revision of the estimated useful lives of our long-lived assets (other than goodwill) or whether the remaining balances of those assets should be evaluated for possible impairment. Long-lived assets include, for example, capitalized landfill costs, other property and equipment, and identifiable intangible assets. Events or changes in circumstances that may indicate that an asset may be impaired include the following:

•	A significant decrease in the market price of an asset or asset group;

•	A significant adverse change in the extent or manner in which an asset or asset group is being used or in its physical condition;

•	A significant adverse change in legal factors or in the business climate that could affect the value of an asset or asset group, including an adverse action or assessment by a regulator;

•	An accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

•
A current period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group;

•	A current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life; or

•	An impairment of goodwill at a reporting unit.
There are certain indicators listed above that require significant judgment and understanding of the waste industry when applied to landfill development or expansion. For example, a regulator may initially deny a landfill expansion permit application though the expansion permit is ultimately granted. In addition, management may periodically divert waste from one landfill to another to conserve remaining permitted landfill airspace. Therefore, certain events could occur in the ordinary course of business and not necessarily be considered indicators of impairment due to the unique nature of the waste industry.
If indicators of impairment exist, the asset or asset group is reviewed to determine whether its recoverability is impaired. We assess the recoverability of the asset or asset group by comparing its carrying value to an estimate (or estimates) of its undiscounted future cash flows over its remaining life. If the estimated undiscounted cash flows are not sufficient to recover the carrying value of the asset or asset group, we measure an impairment loss as the amount by which the carrying amount of the asset exceeds its fair value. The loss is recorded in the consolidated statement of income in the period in which such impairment is identified. Estimating future cash flows requires significant judgment, and our projections of future cash flows and remaining useful lives may vary materially from actual results.
Insurance Reserves
Our insurance programs for workers' compensation, commercial general and auto liability, environmental and remediation liability, and employee-related health care benefits are subject to high deductible insurance policies. Accruals for insurance reserves are based on claims filed and estimates of claims incurred but not reported. We consider our past claims experience, including both frequency and settlement amount of claims, in determining these estimates. It is possible that recorded reserves may not be adequate to cover the future payment of claims. Adjustments, if any, to estimates recorded resulting from ultimate claim payments will be reflected in the consolidated statements of income in the periods in which such adjustments are known.

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In general, our insurance reserves are recorded on an undiscounted basis; however, the insurance liabilities we acquired in the Allied acquisition have been recorded at estimated fair value, and therefore have been discounted to present value based on our estimate of the timing of the related cash flows.
Costs Associated with Exit Activities
We record costs associated with exit activities such as employee termination benefits that represent a one-time benefit when management approves and commits to a plan of termination, and communicates the termination arrangement to the employees, or over the future service period, if any. Other costs associated with exit activities may include contract termination costs, including costs related to leased facilities to be abandoned or subleased, and facility and employee relocation costs.
Contingent Liabilities
We are subject to various legal proceedings, claims and regulatory matters, the outcomes of which are subject to significant uncertainty. In general, we determine whether to disclose or accrue for loss contingencies based on an assessment of whether the risk of loss is remote, reasonably possible or probable, and whether it can be reasonably estimated. We assess our potential liability relating to litigation and regulatory matters based on information available to us. Management develops its assessment based on an analysis of possible outcomes under various strategies. We accrue for loss contingencies when such amounts are probable and reasonably estimable. If a contingent liability is only reasonably possible, we disclose the potential range of the loss, if estimable. Contingent liabilities recorded in purchase accounting are recorded at their fair values. These fair values may be different from the values we would have otherwise recorded, had the contingent liability not been assumed as part of an acquisition of a business.
Accumulated Other Comprehensive Income
Accumulated other comprehensive income is a component of stockholders’ equity and includes the effective portion of the net changes in fair value of our cash flow hedges that consist of prices for diesel fuel and recycled commodities, net of tax, settlement and amortization of our interest rate locks and certain adjustments to liabilities associated with our employee defined benefit pension plan liabilities, net of tax.
Revenue Recognition
We generally provide services under contracts with municipalities or individual customers. Municipal and small-container commercial contracts are generally long-term and often have renewal options. Advance billings are recorded as deferred revenue, and revenue is recognized over the period services are provided.
We recognize revenue when all four of the following criteria are met:

•	Persuasive evidence of an arrangement exists such as a service agreement with a municipality, a hauling customer or a disposal customer;

•	Services have been performed such as the collection and hauling of waste or the disposal of waste at a disposal facility we own or operate;

•	The price of the services provided to the customer is fixed or determinable; and

•	Collectibility is reasonably assured.
Income Taxes
We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we record deferred income taxes to reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases using enacted tax rates that we expect to be in effect when the taxes are actually paid or recovered. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making these determinations, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, tax planning strategies, projected future taxable income and recent financial operating results. The weight given to the positive and negative evidence is commensurate with the extent such evidence can be objectively verified. If we determine that we would be able to realize a deferred income tax asset in the future in excess of its net recorded amount, we would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We record uncertain tax positions in accordance with ASC 740. A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized.
We recognize interest and penalties related to uncertain tax positions in the provision for income taxes in the accompanying consolidated statements of income. Accrued interest and penalties are included in other accrued liabilities, deferred income taxes and other long-term tax liabilities in the consolidated balance sheets.
Defined Benefit Pension Plan
We currently have one qualified defined benefit pension plan, the BFI Retirement Plan (the Plan). The Plan covers certain current and former employees of Allied in the United States, including some employees subject to collective bargaining agreements. The Plan’s benefit formula is based on a percentage of compensation as defined in the Plan document. However, the benefits of approximately 97% of the current plan participants were frozen upon Allied’s acquisition of BFI in 1999.
Our pension contributions are made in accordance with funding standards established by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code, as amended by the Pension Protection Act of 2006. The Plan’s assets have been invested as determined by our Employee Benefits Committee. The Employee Benefits Committee reviews and adjusts the Plan’s asset allocation as deemed necessary.
The benefit obligation and associated income or expense related to the Plan are determined using annually established assumptions for discount rates, expected rates of return, mortality rates and average rates for compensation increases. We determine the discount rate based on a model that matches the timing and amount of expected benefit payments to maturities of high quality bonds priced as of the pension plan measurement date. When that timing does not correspond to a published high-quality bond rate, our model uses an expected yield curve to determine an appropriate current discount rate. The yields on the bonds are used to derive a discount rate for the liability. In developing our expected rate of return assumption, we evaluate long-term expected and historical actual returns on the Plan assets, giving consideration to the asset mix and the anticipated duration of our Plan obligations. The average rate of compensation increase reflects our expectations of average pay increases over the period benefits are earned. Our assumptions are reviewed annually and adjusted as deemed necessary.
Equity-Based Compensation Plans
We recognize equity-based compensation expense on the estimated grant-date fair value of stock options and restricted stock units issued as compensation to employees over the requisite service periods for each separately vesting portion of the award, or to the employee’s retirement-eligible date, if earlier.
The fair value of each option on the date of grant is estimated using a lattice binomial option-pricing model based on certain valuation assumptions. Expected volatility is based on the weighted average of the most recent one year volatility and a historical rolling average volatility of our stock over the expected life of the option. The risk-free interest rates are based on the published U.S. Treasury yield curve in effect at the time of the grant for instruments with a similar life. The dividend yield reflects our dividend yield at the date of grant. The expected life represents the period that the stock options are expected to be outstanding, taking into consideration the contractual terms of the options and our employees’ historical exercise and post-vesting employment termination behavior, weighted to reflect the job level demographic profile of the employees receiving the option grants. The estimated forfeiture rate used to record compensation expense is based on historical forfeitures and is adjusted periodically based on actual results.
Compensation expense associated with our performance shares that vest based on future performance targets is measured using the fair value of our common stock at the grant date for the stock-settled, equity classified awards, and the fair value of our common stock at the end of each reporting period for the cash-settled, liability classified awards. Compensation expense is recognized ratably over the performance period based on our estimated achievement of the established performance criteria. Compensation expense is only recognized for those awards that we expect to vest, which we estimate based on an assessment of the probability that the performance criteria will be achieved.
Cash flows resulting from tax benefits related to tax deductions in excess of those recorded for compensation expense, resulting from the exercise of stock options and the vesting of restricted stock units, are classified as cash flows from financing activities. All other tax benefits related to stock options have been presented as a component of cash flows from operating activities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Repurchases
Share repurchases under our share repurchase authorization may be made through open market purchases or privately negotiated transactions at the current market prices. From time-to-time, the Company returns treasury shares acquired through share repurchases to the status of authorized but unissued. Our accounting policy is to deduct the par value from common stock and to reflect any excess of cost over par value as a deduction from additional paid-in capital.
Leases
We lease property and equipment in the ordinary course of our business. Our most significant lease obligations are for property and equipment specific to our industry, including real property operated as a landfill or transfer station and operating equipment. Our leases have varying terms. Some may include renewal or purchase options, escalation clauses, restrictions, penalties or other obligations that we consider in determining minimum lease payments. Leases are classified as either operating leases or capital leases, as appropriate.
Operating Leases
Many of our leases are operating leases. This classification generally can be attributed to either (1) relatively low fixed minimum lease payments (including, for example, real property lease payments that are not fixed and vary based on the volume of waste we receive or process), or (2) minimum lease terms that are much shorter than the assets’ economic useful lives. We expect that, in the normal course of business, our operating leases will be renewed, replaced by other leases, or replaced with fixed asset expenditures. We record rental expense over the lease term as it becomes payable.
Capital Leases
We capitalize assets acquired under capital leases at the inception of each lease and amortize them to depreciation expense over the lesser of the useful life of the asset or the lease term on either a straight-line or a units-of-consumption basis, depending on the asset leased. We record the present value of the related lease payments as a debt obligation. Our capital lease liability relates primarily to certain long-term landfill operating agreements that require minimum lease payments with offsetting capital lease assets recorded as part of the landfill development costs.
Related Party Transactions
It is our policy that transactions with related parties must be on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties.
New Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (FASB) amended the Accounting Standards Codification and created Topic 606, Revenue from Contracts with Customers, to clarify the principles for recognizing revenue. In July 2015, the FASB voted to amend the guidance by approving a one-year deferral of the effective date and providing the option to early adopt the standard on the original effective date of 2017. Republic will adopt the standard beginning January 1, 2018. The new standard must be adopted using either a full retrospective approach for all periods presented in the period of adoption or a modified retrospective approach. We are currently assessing the method of adoption and the potential impact this guidance may have on our consolidated financial statements.
In April 2015, the FASB issued Accounting Standards Update 2015-03, Interest - Imputation of Interest (Subtopic 835-30) - Simplifying the Presentation of Debt Issuance Costs, which simplifies the presentation of debt issuance costs. This guidance requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with the presentation of debt discounts. The standard is effective for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years. We adopted this standard on a retrospective basis in the first quarter of 2016, which resulted in a reduction of our debt liability and other assets in our consolidated balance sheets of $41.3 million and $41.6 million as of December 31, 2015 and 2014, respectively.
In November 2015, the FASB issued Accounting Standards Update (ASU) 2015-17, Income Taxes (Topic 740) - Balance Sheet Classification of Deferred Taxes, which simplifies the presentation of deferred income taxes. This guidance requires that deferred tax assets and liabilities be classified as noncurrent in the balance sheet. The standard is effective for fiscal years beginning after December 15, 2016 and interim periods within those annual periods. Early adoption is permitted for financial statements that have not been previously issued. We have elected early adoption of this standard on a prospective basis in the fourth quarter of 2015. Adoption of this ASU resulted in a reclassification of our net current deferred tax asset to the net noncurrent deferred tax liability in our consolidated balance sheet as of December 31, 2015. No prior periods were

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

retrospectively adjusted. The adoption of this guidance had no impact on our consolidated results of income or comprehensive income.

3.	BUSINESS ACQUISITIONS
We acquired various waste businesses during the years ended December 31, 2015 and 2014.  The purchase price paid for these acquisitions and the allocations of the purchase price follow:

	2015	2014
Purchase price:
Cash used in acquisitions, net of cash acquired	$572.7	$195.7
Contingent consideration	70.6	—
Holdbacks	5.1	25.4
Fair value, future guaranteed payments	—	6.8
Fair value, future minimum lease payments	1.5	25.2
Total	$649.9	$253.1
Allocated as follows:
Accounts receivable	39.2	8.5
Restricted cash	—	16.8
Landfill airspace	173.1	26.6
Property and equipment	158.4	76.1
Other assets	1.8	5.6
Accounts payable	(7.1)	—
Future service obligations	—	(11.0)
Environmental remediation liabilities	(5.3)	—
Closure and post-closure liabilities	(27.0)	(3.2)
Other liabilities	(10.3)	(21.8)
Fair value of tangible assets acquired and liabilities assumed	322.8	97.6
Excess purchase price to be allocated	$327.1	$155.5
Excess purchase price to be allocated as follows:
Other intangible assets	$14.8	$46.8
Goodwill	312.3	108.7
Total allocated	$327.1	$155.5
The purchase price allocations are preliminary and are based on information existing at the acquisition dates. Accordingly, the purchase price allocations are subject to change. Substantially all of the goodwill and intangible assets recorded for these acquisitions are deductible for tax purposes. These acquisitions are not material to the Company's results of operations, individually or in the aggregate. As a result, no pro forma financial information is provided.

In April 2015, we entered into a waste management contract with the County of Sonoma, California (Sonoma). Under the agreement, Sonoma grants us the exclusive right to use and operate the county's waste management facilities. We will operate and manage the Sonoma County Landfill for the remaining life of the site, which we estimate to be approximately 30 years. We also have assumed all closure and post-closure obligations for the site. In addition to the landfill, we will operate five transfer stations and a gas-to-energy plant. By entering this agreement, we have effectively obtained control of the business through contract. In exchange, we have agreed to pay a contingent concession fee per ton of waste disposed at the landfill. The potential undiscounted amount of all future contingent payments that we could be required to make under the agreement is estimated to be between approximately $92 million and $180 million. The fair value of the contingent consideration was recorded as a $70.1 million liability as of the acquisition date and was determined using probability assessments of the expected future consideration payments over the remaining useful life of the landfill, and applying a discount rate of 4.0%. The fair value measure is based on significant inputs that are not observable in the market. Key assumptions include volume of annual tons disposed at the landfill, price paid per annual ton, and the discount rate that represent the best estimates of management, which are subject to remeasurement at each reporting date. The contingent consideration and purchase price allocation are preliminary and are subject to revision.

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In February 2015, we acquired all of the equity interests of Tervita, LLC (Tervita) in exchange for a cash payment of $479.6 million. Tervita is an environmental solutions provider serving oil and natural gas producers in the United States. Tervita provides energy services to its diverse customer base and operates three types of waste management and disposal facilities: treatment, recovery and disposal facilities, engineered landfills and salt water disposal injection wells. Additionally, Tervita provides closed loop solids control systems and transportation services. Tervita's assets complement Republic's existing energy services business, core competencies and expertise in waste handling, recovery and disposal. We retained an independent third-party appraiser to assist us in our valuations. Based on valuation work performed through December 31, 2015, we allocated $109.3 million of the purchase price to property and equipment, $85.5 million to landfill airspace, and $7.2 million to intangible assets. We also assumed $6.9 million of closure and post-closure obligations and $5.3 million of environmental remediation liabilities. During the fourth quarter of 2015, we settled working capital and other seller-related items for approximately $3 million, which resulted in a reduction to our purchase price and an allocation of $19.2 million of the purchase price to net working capital. Approximately $268 million of the remaining purchase price was allocated to goodwill and represents the future economic benefits expected to arise from other assets acquired that could not be individually identified and separately recognized. The purchase price allocation is still preliminary and remains subject to revision. Adjustments may be made to the carrying value of the assets acquired and liabilities assumed as additional information is obtained about the facts and circumstances that existed at the valuation date. The preliminary allocation of the purchase price is based on the best estimates of management and is subject to revision based on the final valuations. These final valuations and assessments will be completed in early 2016.
In October 2014, we acquired all of the shares of Rainbow Disposal Co., Inc. (Rainbow) for $112.0 million cash, of which $16.8 million of the funds were placed into an escrow account pursuant to a holdback arrangement and classified as restricted cash. We also assumed a capital lease agreement with a fair value of $25.2 million for operational facilities in Southern California, and entered into agreements not to compete, along with other restrictive covenants, with key executives. We allocated $53.5 million of the purchase price to property and equipment and $34.8 million to intangible assets. We also assumed $18.9 million of liabilities. Approximately $66 million of the remaining purchase price was allocated to goodwill and represents the future economic benefits expected to arise from other assets acquired that could not be individually identified and separately recognized.  Rainbow's operations in Southern California include hauling routes, a recycling facility, a transfer station, a compressed natural gas (CNG) refueling station, and a CNG-powered vehicle fleet. The acquisition is not material to the Company's results of operations.
In August 2014, we entered into a life-of-site operating agreement for the City of San Angelo Landfill located in Texas, which we have recorded as the acquisition of a business.  Previously, we operated the site on behalf of the City of San Angelo under an agreement that expired in July 2014. Consideration transferred included cash of $10.3 million and future guaranteed payments of $6.8 million. We assumed future service obligations of $11.0 million and closure and post-closure obligations of $3.2 million.  We allocated $26.6 million of purchase price to landfill airspace and no purchase price was allocated to goodwill.

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	PROPERTY AND EQUIPMENT, NET
A summary of property and equipment, net as of December 31 follows:

	2015	2014
Land	$425.4	$401.3
Non-depletable landfill land	165.6	162.2
Landfill development costs	6,078.1	5,645.3
Vehicles and equipment	6,211.8	5,834.1
Buildings and improvements	1,098.6	1,002.3
Construction-in-progress - landfill	191.6	140.8
Construction-in-progress - other	25.5	10.1
	$14,196.6	$13,196.1
Less: accumulated depreciation, depletion and amortization
Landfill development costs	$(2,723.0)	$(2,437.4)
Vehicles and equipment	(3,555.0)	(3,273.3)
Buildings and improvements	(365.8)	(320.1)
	(6,643.8)	(6,030.8)
Property and equipment, net	$7,552.8	$7,165.3
Depreciation, amortization and depletion of property and equipment was $898.7 million, $838.5 million and $806.7 million for the years ended December 31, 2015, 2014 and 2013, respectively.

5.	GOODWILL AND OTHER INTANGIBLE ASSETS, NET
Goodwill
A summary of the activity and balances in goodwill accounts by reporting segment follows:

	Balance as of December 31, 2014	Acquisitions	Adjustments to Acquisitions	Balance as of December 31, 2015
Group 1	$5,235.4	$9.7	$3.0	$5,248.1
Group 2	5,595.5	302.6	(0.7)	5,897.4
Total	$10,830.9	$312.3	$2.3	$11,145.5

	Balance as of December 31, 2013	Acquisitions	Adjustments to Acquisitions	Balance as of December 31, 2014
Group 1	$5,158.9	$77.0	$(0.5)	$5,235.4
Group 2	5,565.2	31.7	(1.4)	5,595.5
Total	$10,724.1	$108.7	$(1.9)	$10,830.9
Adjustments to acquisitions during the year ended December 31, 2015 primarily related to working capital and deferred taxes, which were recorded to goodwill in purchase accounting. During 2014, adjustments to acquisitions related to deferred tax asset adjustments resulting from the exercise of legacy Allied stock options.

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Intangible Assets, Net
Other intangible assets, net, include values assigned to customer relationships, franchise agreements, other municipal agreements, non-compete agreements and trade names, and are amortized over periods ranging from 1 to 20 years. A summary of the activity and balances by intangible asset type follows:

	Gross Intangible Assets			Accumulated Amortization			Other Intangible Assets, Net as of December 31, 2015
	Balance as of December 31, 2014	Acquisitions	Balance as of December 31, 2015	Balance as of December 31, 2014	Additions Charged to Expense	Balance as of December 31, 2015
Customer relationships, franchise and other municipal agreements	$641.2	$10.4	$651.6	$(369.1)	$(61.9)	$(431.0)	$220.6
Non-compete agreements	26.8	4.0	30.8	(18.2)	(3.9)	(22.1)	8.7
Other intangible assets	65.2	0.4	65.6	(47.0)	(1.5)	(48.5)	17.1
Total	$733.2	$14.8	$748.0	$(434.3)	$(67.3)	$(501.6)	$246.4

	Gross Intangible Assets			Accumulated Amortization			Other Intangible Assets, Net as of December 31, 2014
	Balance as of December 31, 2013	Acquisitions	Balance as of December 31, 2014	Balance as of December 31, 2013	Additions Charged to Expense	Balance as of December 31, 2014
Customer relationships, franchise and other municipal agreements	$598.9	$42.3	$641.2	$(309.7)	$(59.4)	$(369.1)	$272.1
Non-compete agreements	23.6	3.2	26.8	(14.8)	(3.4)	(18.2)	8.6
Other intangible assets	63.9	1.3	65.2	(46.1)	(0.9)	(47.0)	18.2
Total	$686.4	$46.8	$733.2	$(370.6)	$(63.7)	$(434.3)	$298.9
Based on the amortizable intangible assets recorded in the consolidated balance sheet as of December 31, 2015, amortization expense for each of the next five years is estimated as follows:

2016	$66.3
2017	64.3
2018	51.8
2019	9.2
2020	7.0

6.	OTHER ASSETS
Prepaid Expenses and Other Current Assets
A summary of prepaid expenses and other current assets as of December 31 follows:

	2015	2014
Inventories	$38.8	$35.9
Prepaid expenses	66.1	55.0
Other non-trade receivables	34.6	57.0
Reinsurance receivable	12.5	12.4
Income tax receivable	78.5	101.6
Other current assets	4.5	1.5
Total	$235.0	$263.4

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Assets
A summary of other assets as of December 31 follows:

	2015	2014
Deferred compensation plan	90.5	77.1
Amounts recoverable for capping, closure and post-closure obligations	25.9	24.3
Reinsurance receivable	44.0	48.4
Interest rate swaps	16.5	14.1
Other	83.7	86.8
Total	$260.6	$250.7

7.	OTHER LIABILITIES
Other Accrued Liabilities
A summary of other accrued liabilities as of December 31 follows:

	2015	2014
Accrued payroll and benefits	$187.8	$180.2
Accrued fees and taxes	126.5	125.6
Insurance reserves, current portion	127.7	118.6
Ceded insurance reserves, current portion	12.5	12.4
Accrued dividends	103.7	98.7
Current tax liabilities	0.5	16.3
Fuel hedge liabilities	41.0	35.3
Accrued professional fees and legal settlement reserves	44.2	61.2
Withdrawal liability - Central States Pension and Other Funds	—	15.9
Other	72.7	86.5
Total	$716.6	$750.7
 Other Long-Term Liabilities
A summary of other long-term liabilities as of December 31 follows:

	2015	2014
Deferred compensation plan	$83.3	$76.3
Pension and other post-retirement liabilities	12.1	11.0
Legal settlement reserves	24.7	10.8
Ceded insurance reserves	44.0	48.4
Withdrawal liability - Central States Pension and Other Funds	6.1	139.6
Contingent consideration and acquisition holdbacks	78.0	—
Other	61.1	58.8
Total	$309.3	$344.9
Insurance Reserves
Our liabilities for unpaid and incurred but not reported claims as of December 31, 2015 and 2014 (which include claims for workers’ compensation, commercial general and auto liability, and employee-related health care benefits) were $405.8 million and $416.6 million, respectively, under our risk management program and are included in other accrued liabilities and insurance reserves, net of current portion, in our consolidated balance sheets. While the ultimate amount of claims incurred depends on future developments, we believe the recorded reserves are adequate to cover the future payment of claims; however, it is possible that these recorded reserves may not be adequate to cover the future payment of claims. Adjustments, if any, to estimates recorded resulting from ultimate claim payments will be reflected in our consolidated statements of income in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the periods in which such adjustments are known. The following table summarizes the activity in our insurance reserves for the years ended December 31:

	2015	2014	2013
Balance at beginning of year	$416.6	$431.5	$426.4
Additions charged to expense	360.4	354.8	379.1
Payments	(373.1)	(372.2)	(377.2)
Accretion expense	1.9	2.5	3.2
Balance at end of year	405.8	416.6	431.5
Less: current portion	(127.7)	(118.6)	(136.6)
Long-term portion	$278.1	$298.0	$294.9

8.	LANDFILL AND ENVIRONMENTAL COSTS
As of December 31, 2015, we owned or operated 193 active landfills with total available disposal capacity of approximately 5.0 billion in-place cubic yards. Additionally, we had post-closure responsibility for 126 closed landfills.
A summary of our accrued landfill and environmental liabilities as of December 31 follows:

	2015	2014
Landfill final capping, closure and post-closure liabilities	$1,181.6	$1,144.3
Environmental remediation	646.1	697.5
Total accrued landfill and environmental costs	1,827.7	1,841.8
Less: current portion	(149.8)	(164.3)
Long-term portion	$1,677.9	$1,677.5
Final Capping, Closure and Post-Closure Costs
The following table summarizes the activity in our asset retirement obligation liabilities, which include liabilities for final capping, closure and post-closure, for the years ended December 31:

	2015	2014	2013
Asset retirement obligation liabilities, beginning of year	$1,144.3	$1,091.3	$1,052.4
Non-cash additions	39.4	38.6	36.5
Acquisitions and other adjustments	27.1	3.8	(0.6)
Asset retirement obligation adjustments	(20.2)	(12.8)	12.0
Payments	(88.4)	(54.6)	(85.6)
Accretion expense	79.4	78.0	76.6
Asset retirement obligation liabilities, end of year	1,181.6	1,144.3	1,091.3
Less: current portion	(87.4)	(87.9)	(93.6)
Long-term portion	$1,094.2	$1,056.4	$997.7
We review our landfill asset retirement obligations at least annually. As a result, we recorded a net decrease in amortization expense of $0.7 million, $13.3 million and $0.3 million for 2015, 2014 and 2013, respectively, primarily related to changes in estimates and assumptions concerning the anticipated waste flow, cost and timing of future final capping, closure and post-closure activities.
The fair value of assets that are legally restricted for purposes of settling final capping, closure and post-closure obligations was approximately $27.3 million as of December 31, 2015 and is included in restricted cash and marketable securities in our consolidated balance sheet.

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The expected future payments for final capping, closure and post-closure as of December 31, 2015 follows:

2016	$87.4
2017	106.5
2018	96.7
2019	83.3
2020	90.5
Thereafter	5,571.5
$6,035.9
The estimated remaining final capping, closure and post-closure expenditures presented above are not inflated and not discounted and reflect the estimated future payments for liabilities incurred and recorded as of December 31, 2015 and for liabilities yet to be incurred over the remaining life of our landfills.
Environmental Remediation Liabilities
We accrue for remediation costs when they become probable and can be reasonably estimated. There can sometimes be a range of reasonable estimates of the costs associated with remediation of a site. In these cases, we use the amount within the range that constitutes our best estimate. If no amount within the range appears to be a better estimate than any other, we use the amount that is at the low end of such range. It is reasonably possible that we will need to adjust the liabilities recorded for remediation to reflect the effects of new or additional information, to the extent such information impacts the costs, timing or duration of the required actions. If we used the reasonably possible high ends of our ranges, our aggregate potential remediation liability as of December 31, 2015 would be approximately $350 million higher than the amounts recorded. Future changes in our estimates of the cost, timing or duration of the required actions could have a material adverse effect on our consolidated financial position, results of operations or cash flows.
The following table summarizes the activity in our environmental remediation liabilities for the years ended December 31:

	2015	2014	2013
Environmental remediation liabilities, beginning of year	$697.5	$551.7	$563.7
Net additions charged to expense	(1.6)	219.1	83.7
Payments	(80.0)	(99.4)	(122.5)
Accretion expense (non-cash interest expense)	24.9	25.3	26.8
Acquisitions and other	5.3	0.8	—
Environmental remediation liabilities, end of year	646.1	697.5	551.7
Less: current portion	(62.4)	(76.4)	(85.1)
Long-term portion	$583.7	$621.1	$466.6
The expected undiscounted future payments for remediation costs as of December 31, 2015 follows:

2016	$62.4
2017	89.3
2018	62.9
2019	64.8
2020	62.4
Thereafter	546.5
$888.3
It is reasonably possible that we will need to adjust our liabilities to reflect the effects of new or additional information, to the extent that such information impacts the costs, timing or duration of the required actions. Future changes in our estimates of the costs, timing or duration of the required actions could have a material adverse effect on our consolidated financial position, results of operations or cash flows.

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a discussion of certain of our significant remediation matters:
Bridgeton Landfill.  During the year ended December 31, 2015, we paid $34.5 million related to management and monitoring of the remediation area for our closed Bridgeton Landfill in Missouri. We continue to work with state and federal regulatory agencies on our remediation efforts.  From time to time, this may require us to modify our future operating timeline and procedures, which could result in changes to our expected liability. As of December 31, 2015, the remediation liability recorded for this site is $217.5 million, of which $21.7 million is expected to be paid during 2016. We believe the remaining reasonably possible high end of our range would be approximately $164 million higher than the amount recorded as of December 31, 2015.
During 2015, we collected an insurance recovery of $50.0 million related to our Bridgeton Landfill. As such, we recorded a reduction of remediation expenses included in our cost of operations during the year ended December 31, 2015.
Congress Landfill. In August 2010, Congress Development Company agreed with the State of Illinois to have a Final Consent Order (Final Order) entered by the Circuit Court of Illinois, Cook County. Pursuant to the Final Order, we agreed to continue to implement certain remedial activities at the Congress Landfill. The remediation liability recorded as of December 31, 2015 is $78.5 million, of which $3.4 million is expected to be paid during 2016. We believe the remaining reasonably possible high end of our range would be approximately $16 million higher than the amount recorded as of December 31, 2015. Because favorable developments have occurred with respect to (1) the volume of leachate pumped at the site and (2) our ability to dispose of leachate in the local publicly owned treatment works, we no longer need to expand the on-site treatment facility and our expected costs have decreased from prior years. Further, the majority of the Final Order requirements have been satisfied and the site now is primarily going through routine operation for a closed landfill. Accordingly, we will omit the Congress Landfill from future reports.

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.	DEBT
The carrying value of our notes payable, capital leases and long-term debt as of December 31, 2015 and 2014 is listed in the following table, and is adjusted for the fair value of interest rate swaps, unamortized discounts and the unamortized portion of adjustments to fair value recorded in purchase accounting. Original issue discounts and adjustments to fair value recorded in purchase accounting are amortized to interest expense over the term of the applicable instrument using the effective interest method.

		2015			2014
Maturity	Interest Rate	Principal	Adjustments	Carrying Value	Principal	Adjustments	Carrying Value
Credit facilities:
Uncommitted Credit Facility	Variable	$19.0	$—	$19.0	$—	$—	$—
Puerto Rico Uncommitted Facility	Variable	—	—	—	—	—	—
May 2017	Variable	—	—	—	—	—	—
June 2019	Variable	—	—	—	—	—	—
Senior notes:
May 2018	3.800	700.0	(2.0)	698.0	700.0	(2.8)	697.2
September 2019	5.500	650.0	(4.4)	645.6	650.0	(5.5)	644.5
March 2020	5.000	850.0	(3.4)	846.6	850.0	(4.1)	845.9
November 2021	5.250	600.0	(2.3)	597.7	600.0	(2.7)	597.3
June 2022	3.550	850.0	(6.5)	843.5	850.0	(7.3)	842.7
May 2023	4.750	550.0	9.4	559.4	550.0	8.2	558.2
March 2025	3.200	500.0	(6.0)	494.0	—	—	—
March 2035	6.086	275.7	(23.9)	251.8	275.7	(24.6)	251.1
March 2040	6.200	650.0	(6.6)	643.4	650.0	(6.7)	643.3
May 2041	5.700	600.0	(8.9)	591.1	600.0	(9.0)	591.0
Debentures:
May 2021	9.250	35.3	(1.4)	33.9	35.3	(1.6)	33.7
September 2035	7.400	165.2	(39.9)	125.3	165.3	(40.5)	124.8
Tax-exempt:
2019 - 2044	0.450 - 5.625	1,079.1	(7.0)	1,072.1	1,083.8	(7.7)	1,076.1
Capital leases:
2018 - 2046	4.000 - 12.203	111.5	—	111.5	113.8	—	113.8
Total Debt		$7,635.8	$(102.9)	7,532.9	$7,123.9	$(104.3)	7,019.6
Less: current portion				(5.5)			(10.4)
Long-term portion				$7,527.4			$7,009.2
Loss on Extinguishment of Debt
During 2014, we refinanced our credit facilities and certain of our tax-exempt financings, resulting in non-cash charges for deferred issuance costs of $1.4 million. During 2013, we refinanced certain of our tax-exempt financings that resulted in a $2.1 million non-cash charge for deferred issuance costs.
Credit Facilities
In June 2014, we entered into a $1.25 billion unsecured revolving credit facility (the Replacement Credit Facility), which replaced our $1.0 billion credit facility maturing in April 2016. The Replacement Credit Facility matures in June 2019 and includes a feature that allows us to increase availability, at our option, by an aggregate amount up to $500.0 million through

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

increased commitments from existing lenders or the addition of new lenders. At our option, borrowings under the Replacement Credit Facility bear interest at a Base Rate, or a Eurodollar Rate, plus an applicable margin based on our Debt Ratings (all as defined in the agreements).
Contemporaneous with the execution of the Replacement Credit Facility, we entered into Amendment No. 3 to our existing $1.25 billion unsecured credit facility (the Existing Credit Facility and, together with the Replacement Credit Facility, the Credit Facilities), to reduce the commitments under the Existing Credit Facility to $1.0 billion and conform certain terms of the Existing Credit Facility with those of the Replacement Credit Facility. Amendment No. 3 does not extend the maturity date of the Existing Credit Facility, which matures in May 2017. The Existing Credit Facility also maintains the feature that allows us to increase availability, at our option, by an aggregate amount of up to $500.0 million through increased commitments from existing lenders or the addition of new lenders.
Our Credit Facilities are subject to facility fees based on applicable rates defined in the agreements and the aggregate commitments, regardless of usage. Availability under our Credit Facilities totaled $1,727.7 million and $1,615.4 million as of December 31, 2015 and 2014, respectively, and can be used for working capital, capital expenditures, acquisitions, letters of credit and other general corporate purposes. The credit agreements require us to comply with financial and other covenants. We may pay dividends and repurchase common stock if we are in compliance with these covenants. As of December 31, 2015 and 2014, we had no borrowings under our Credit Facilities. We had $503.3 million and $615.1 million of letters of credit outstanding under our Credit Facilities, as of December 31, 2015 and 2014, respectively.
We also have a $125.0 million unsecured credit facility agreement (the Uncommitted Credit Facility) bearing interest at LIBOR plus an applicable margin. Our Uncommitted Credit Facility is subject to facility fees defined in the agreement, regardless of usage. We can use borrowings under the Uncommitted Credit Facility for working capital and other general corporate purposes. The agreements governing our Uncommitted Credit Facility require us to comply with covenants. The Uncommitted Credit Facility may be terminated by either party at any time. As of December 31, 2015, we had $19.0 million of borrowings under our Uncommitted Credit Facility. We had no borrowings under our Uncommitted Credit Facility as of December 31, 2014.
In January 2015, we entered into a $20.0 million uncommitted credit facility agreement (the Puerto Rico Facility) that matured in January 2016.
Senior Notes and Debentures
During 2015, we issued $500.0 million of 3.20% notes due 2025 (the 3.20% Notes). The 3.20% Notes are unsubordinated and unsecured obligations. We used the net proceeds from the 3.20% Notes to refinance debt incurred in connection with our acquisition of all of the equity interests of Tervita during 2015.
Our senior notes are general senior unsecured obligations. Interest is payable semi-annually. These senior notes have a make-whole provision that is exercisable at any time prior to the respective maturity dates per the debt table above at a stated redemption price.
Tax-Exempt Financings
As of December 31, 2015 and 2014, we had $1,072.1 million and $1,076.1 million, respectively, of fixed and variable rate tax-exempt financings outstanding with maturities ranging from 2019 to 2044. Approximately 90% of our tax-exempt financings are remarketed quarterly by remarketing agents to effectively maintain a variable yield. The holders of the bonds can put them back to the remarketing agents at the end of each interest period. To date, the remarketing agents have been able to remarket our variable rate unsecured tax-exempt bonds. These bonds have been classified as long-term because of our ability and intent to refinance them using availability under our Credit Facilities, if necessary.
As of December 31, 2015, we had $100.3 million of restricted cash and marketable securities, of which $2.1 million represented proceeds from the issuance of tax-exempt bonds and other tax-exempt financings and will be used to fund capital expenditures under the terms of the agreements. Restricted cash and marketable securities also include amounts held in trust as a financial guarantee of our performance.
Capital Leases
We had capital lease liabilities of $111.5 million and $113.8 million as of December 31, 2015 and 2014, respectively, with maturities ranging from 2018 to 2046.

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future Maturities of Debt
Aggregate principal maturities of notes payable, capital leases and other long-term debt as of December 31, 2015 follow:

2016	$4.7
2017	5.0
2018	705.6
2019	689.8
2020	926.2
Thereafter	5,304.5
$7,635.8
Interest Expense and Interest Paid
Interest paid was $327.6 million, $320.2 million and $324.0 million for the years ended December 31, 2015, 2014 and 2013, respectively. The components of interest expense follow:

	2015	2014	2013
Interest expense on debt and capital lease obligations	$324.6	$310.3	$319.8
Accretion of debt discounts	7.4	6.6	6.9
Accretion of remediation liabilities and other	39.7	38.2	40.6
Less: capitalized interest	(6.8)	(6.4)	(7.3)
Total interest expense	$364.9	$348.7	$360.0
Interest Rate Swap and Lock Agreements
Our ability to obtain financing through the capital markets is a key component of our financial strategy. Historically, we have managed risk associated with executing this strategy, particularly as it relates to fluctuations in interest rates, by using a combination of fixed and floating rate debt. From time to time, we also have entered into interest rate swap and lock agreements to manage risks associated with interest rates, either to effectively convert specific fixed rate debt to a floating rate (fair value hedges), or to lock interest rates in anticipation of future debt issuances (cash flow hedges).
Fair Value Hedges
During the second half of 2013, we entered into various interest rate swap agreements relative to our 4.750% fixed rate senior notes due in May 2023. The goal was to reduce overall borrowing costs and rebalance our debt portfolio's ratio of fixed to floating interest rates. As of December 31, 2015, these swap agreements have a total notional value of $300.0 million and mature in May 2023, which is identical to the maturity of the hedged senior notes. We pay interest at floating rates based on changes in LIBOR and receive interest at a fixed rate of 4.750%. These transactions were designated as fair value hedges because the swaps hedge against the changes in fair value of the fixed rate senior notes resulting from changes in interest rates.
As of December 31, 2015 and 2014, the interest rate swap agreements are reflected at their fair value of $16.5 million and $14.1 million, respectively, and are included in other assets in our consolidated balance sheets. To the extent they are effective, these interest rate swap agreements are included as an adjustment to long-term debt in our consolidated balance sheets. We recognized net interest income of $7.5 million, $7.7 million and $2.0 million, respectively, during 2015, 2014 and 2013 related to net swap settlements for these interest rate swap agreements, which is included as an offset to interest expense in our consolidated statements of income.
For the years ended December 31, 2015, 2014 and 2013, we recognized a loss (gain) of $0.8 million, $12.6 million and $(4.5) million, respectively, on the change in fair value of the hedged senior notes attributable to changes in the benchmark interest rate, with an offsetting gain (loss) of $2.3 million, $14.1 million and $(4.4) million, respectively, on the related interest rate swaps. The difference of these fair value changes represents hedge ineffectiveness, which is recorded directly in earnings as other income, net.
Cash Flow Hedges
During 2015, we entered into a number of interest rate lock agreements having an aggregate notional amount of $200.0 million with fixed interest rates ranging from 2.155% to 2.270% to manage exposure to fluctuations in interest rates in anticipation of

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the planned issuance of the 3.20% Notes. Upon issuance of the 3.20% Notes, we terminated the interest rate locks and received $1.2 million from the counterparties. This transaction was accounted for as a cash flow hedge.
As of December 31, 2015 and 2014, no interest rate lock cash flow hedges were outstanding. The effective portion of the interest rate locks, recorded as a component of accumulated other comprehensive loss, net of tax, was $19.4 million and $21.6 million as of December 31, 2015 and 2014, respectively. The effective portion of the interest rate locks is amortized as an adjustment to interest expense over the life of the issued debt using the effective interest method. We expect to amortize $2.8 million of net expense over the next twelve months as a yield adjustment of our senior notes.
The effective portion of the interest rate locks amortized as a net increase to interest expense during the years ended December 31, 2015, 2014 and 2013 was $2.5 million, $2.7 million and $2.7 million, respectively.

10.	INCOME TAXES
The components of the provision for income taxes for the years ended December 31 follows:

	2015	2014	2013
Current:
Federal	$337.6	$328.1	$289.6
State	38.4	39.7	35.3
Deferred:
Federal	91.5	(13.3)	16.3
State	25.2	7.5	(12.5)
State deferred benefit - change in valuation allowance	(10.5)	(3.2)	(42.3)
Uncertain tax positions and interest, and other	(36.7)	(21.4)	(24.3)
Provision for income taxes	$445.5	$337.4	$262.1

The reconciliations of the statutory federal income tax rate to our effective tax rate for the years ended December 31 follows:

	2015	2014	2013
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	4.3	3.0	3.1
Change in valuation allowance	(0.9)	(0.4)	(5.0)
Non-deductible expenses	0.6	0.9	1.0
Uncertain tax position taxes and interest	(1.5)	(0.4)	(1.8)
Other, net	(0.2)	—	(1.5)
Effective income tax rate	37.3%	38.1%	30.8%
Our 2015 effective tax rate was favorably impacted by $17.4 million due to the resolution of outstanding tax matters in various states and Puerto Rico.
Our 2014 effective tax rate was favorably impacted by $5.1 million due to the realization of tax credits and lower state rates due to changes in estimates.
Our 2013 effective tax rate was favorably impacted by approximately $42 million for adjustments to our valuation allowance, primarily due to the determination that it was more likely than not the Company would be able to realize certain state loss carryforwards. In addition, our 2013 effective tax rate was favorably impacted by approximately $14 million due to a settlement for tax years 2009 to 2010 with the Internal Revenue Service appeals division and the Joint Committee of Taxation. Lastly, our 2013 effective tax rate was favorably impacted by the realization of tax credits and lower state rates due to changes in estimates of $9.6 million.

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of the net deferred income tax asset and liability as of December 31 follow:

	2015	2014
Deferred tax liabilities relating to:
Differences between book and tax basis of property	$(1,050.9)	$(982.6)
Difference between book and tax basis of intangible assets	(713.4)	(704.8)
Basis difference due to redemption of partnership interests	(128.9)	(129.1)
Total liabilities	$(1,893.2)	$(1,816.5)
Deferred tax assets relating to:
Environmental reserves	$461.7	$438.6
Accruals not currently deductible	210.8	207.9
Net operating loss carryforwards	103.5	124.9
Difference between book and tax basis of other assets	71.3	113.0
Deferred taxes on uncertain tax positions	9.8	14.7
Other	5.0	0.4
Total assets	862.1	899.5
Valuation allowance	(63.7)	(73.9)
Net deferred tax asset	798.4	825.6
Net deferred tax liabilities	$(1,094.8)	$(990.9)
Changes in the deferred tax valuation allowance for the years ended December 31 follow:

	2015	2014	2013
Valuation allowance, beginning of year	$73.9	$76.9	$124.8
Additions charged to income	0.3	0.2	0.1
Deferred tax assets realized or written-off	(10.5)	(3.2)	(42.3)
Other, net	—	—	(5.7)
Valuation allowance, end of year	$63.7	$73.9	$76.9
We have deferred tax assets related to state net operating loss carryforwards. We provide a partial valuation allowance due to uncertainty surrounding the future utilization of these carryforwards in the taxing jurisdictions where the loss carryforwards exist. When determining the need for a valuation allowance, we consider all positive and negative evidence, including recent financial results, scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies. The weight given to the positive and negative evidence is commensurate with the extent such evidence can be objectively verified. We adjust the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized.
During 2015, we completed a tax restructuring between two of our subsidiaries that possess the majority of our state loss carryforwards. This resulted in a reduction to the valuation allowance of $10.2 million. This reduction was offset by a corresponding decrease to our deferred tax asset related to those same state loss carryforwards.
During the year ended December 31, 2013, we determined that it is more likely than not that we would realize a portion of our deferred tax asset related to certain state loss carryforwards. Most of these loss carryforwards were attributable to a specific subsidiary for which we had historically provided a valuation allowance due to uncertainty surrounding the future utilization of these carryforwards in the taxing jurisdictions where the loss carryforwards existed. Evaluating both positive and negative evidence, and most notably, the exit by the specific subsidiary from a cumulative loss position, we determined it was more likely than not that a portion of these loss carryforwards would be realized. This resulted in a reduction to our valuation allowance of approximately $44 million for the year ended December 31, 2013.
Substantially all of our valuation allowance is associated with state loss carryforwards. The realization of our deferred tax asset for state loss carryforwards ultimately depends upon the existence of sufficient taxable income in the appropriate state taxing jurisdictions in future periods. We continue to regularly monitor both positive and negative evidence in determining the ongoing need for a valuation allowance.

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We have deferred tax assets related to state net operating loss carryforwards with an estimated tax effect of $100.9 million available as of December 31, 2015. These state net operating loss carryforwards expire at various times between 2016 and 2035. We believe that it is more likely than not that the benefit from some of our state net operating loss carryforwards will not be realized due to limitations on these loss carryforwards in certain states. In recognition of this risk, as of December 31, 2015, we have provided a valuation allowance of $61.0 million. Also as of December 31, 2015, we have provided a valuation allowance of $2.7 million for certain other deferred tax assets.
Deferred income taxes have not been provided on the undistributed earnings of our Puerto Rican subsidiaries of approximately $49 million as of December 31, 2015 as such earnings are considered to be permanently reinvested. This amount would become taxable upon a repatriation of assets or a sale or liquidation of the subsidiaries. If such an event were to occur, we would incur approximately $17 million of federal income taxes.
We made income tax payments (net of refunds received) of approximately $321 million, $382 million and $288 million for 2015, 2014 and 2013, respectively.
Income taxes paid in 2015 reflect the favorable tax depreciation provisions of the Protecting Americans from Tax Hikes Act signed into law in December 2015. This legislation extends bonus depreciation for property placed in service through 2019. Bonus depreciation for assets placed in service in 2015 to 2017 is 50% and later decreases to 40% in 2018 and 30% in 2019.
Income taxes paid in 2014 reflect the favorable tax depreciation provisions of the Tax Increase Protection Act of 2014, signed into law in December 2014. This legislation extended 50% bonus depreciation for property placed in service during 2014.
Income taxes paid in 2013 reflect the favorable tax depreciation provisions of the American Tax Relief Act of 2012 signed into law in January 2013. This legislation extended 50% bonus depreciation for property placed in service during 2013.
We are subject to income tax in the United States and Puerto Rico, as well as income tax in multiple state jurisdictions. Our compliance with income tax rules and regulations is periodically audited by tax authorities. These authorities may challenge the positions taken in our tax filings. Thus, to provide for certain potential tax exposures, we maintain liabilities for uncertain tax positions for our estimate of the final outcome of the examinations. Our federal statute of limitations is closed for all years prior to 2012. We are currently under state examination or administrative review in various jurisdictions for tax years 2003 to 2013.
The following table summarizes the activity in our gross unrecognized tax benefits for the years ended December 31:

	2015	2014	2013
Balance at beginning of year	$70.1	$72.0	$84.7
Additions based on tax positions related to current year	0.2	0.8	0.3
Additions for tax positions of prior years	1.4	5.0	11.4
Reductions for tax positions of prior years	(10.2)	(6.0)	(2.4)
Reductions for tax positions resulting from lapse of statute of limitations	(0.6)	(0.2)	(1.3)
Settlements	(13.9)	(1.5)	(20.7)
Balance at end of year	$47.0	$70.1	$72.0
During 2015, we settled tax matters in various states and Puerto Rico which reduced our gross unrecognized tax benefits by $13.9 million.
During 2014, we settled tax matters in various jurisdictions and reduced our gross unrecognized tax benefits by $1.5 million.
During 2013, we settled with the IRS appeals division and the Joint Committee on Taxation our 2009 and 2010 tax years. The resolution of these tax periods in addition to various state tax resolutions during the year reduced our gross unrecognized tax benefits by $20.7 million.
Included in our gross unrecognized tax benefits as of December 31, 2015 and 2014 are $30.5 million and $45.6 million of unrecognized tax benefits (net of the federal benefit on state matters) that, if recognized, would affect our effective income tax rate in future periods.
We recognize interest and penalties as incurred within the provision for income taxes in our consolidated statements of income. Related to the unrecognized tax benefits previously noted, we recorded interest expense of approximately $1.2 million during

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2015 and, in total as of December 31, 2015, have recognized a liability for penalties of $0.5 million and interest of $10.3 million.
During 2014, we accrued interest of approximately $1.5 million and, in total as of December 31, 2014, had recognized a liability for penalties of $0.5 million and interest of $18.7 million. During 2013, we accrued interest of approximately $1.2 million and, in total as of December 31, 2013, had recognized a liability for penalties of $0.5 million and interest of $17.0 million.
Gross unrecognized benefits that we expect to settle in the following twelve months are in the range of $0 to $10 million; however, it is reasonably possible that the amount of unrecognized tax benefits may either increase or decrease in the next twelve months.
We are currently under examination or administrative review by state and local taxing authorities for various tax years. These state audits are ongoing.
We believe the recorded liabilities for uncertain tax positions are adequate. However, a significant assessment against us in excess of the liabilities recorded could have a material adverse effect on our consolidated financial position, results of operations or cash flows.

11.	EMPLOYEE BENEFIT PLANS
Stock-Based Compensation
In February 2007, our board of directors approved the 2007 Stock Incentive Plan (2007 Plan), and in May 2007 our shareholders ratified the 2007 Plan. In March 2011, our board of directors approved the Amended and Restated 2007 Stock Incentive Plan, and in May 2011 our shareholders ratified the Amended and Restated 2007 Stock Incentive Plan. In March 2013, our board of directors approved the Republic Services, Inc. Amended and Restated 2007 Stock Incentive Plan (the Amended and Restated Plan), and in May 2013 our shareholders ratified the Amended and Restated Plan. We currently have approximately 15.6 million shares of common stock reserved for future grants under the Amended and Restated Plan.
Options granted under the 2007 Plan and the Amended and Restated Plan are non-qualified and are granted at a price equal to the fair market value of our common stock at the date of grant. Generally, options granted have a term of seven to ten years from the date of grant, and vest in increments of 25% per year over a period of four years beginning on the first anniversary date of the grant. Options granted to non-employee directors have a term of ten years and are fully vested at the grant date.
In December 2008, the board of directors amended and restated the Republic Services, Inc. 2006 Incentive Stock Plan (formerly known as the Allied Waste Industries, Inc. 2006 Incentive Stock Plan) (the 2006 Plan). Allied’s shareholders approved the 2006 Plan in May 2006. The 2006 Plan was amended and restated in December 2008 to reflect Republic as the new sponsor of the Plan, to reflect that any references to shares of common stock are to shares of common stock of Republic, and to adjust outstanding awards and the number of shares available under the Plan to reflect the Allied acquisition. The 2006 Plan, as amended and restated, provided for the grant of non-qualified stock options, incentive stock options, shares of restricted stock, shares of phantom stock, stock bonuses, restricted stock units, stock appreciation rights, performance awards, dividend equivalents, cash awards, or other stock-based awards. Awards granted under the 2006 Plan prior to December 5, 2008 became fully vested and nonforfeitable upon the closing of the Allied acquisition. No further awards will be made under the 2006 Plan.
Stock Options
We use a lattice binomial option-pricing model to value our stock option grants. We recognize compensation expense on a straight-line basis over the requisite service period for each separately vesting portion of the award, or to the employee’s retirement eligible date, if earlier. Expected volatility is based on the weighted average of the most recent one year volatility and a historical rolling average volatility of our stock over the expected life of the option. The risk-free interest rate is based on Federal Reserve rates in effect for bonds with maturity dates equal to the expected term of the option. We use historical data to estimate future option exercises, forfeitures (at 3.0% for 2014 and 2013) and expected life of the options. When appropriate, separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. We did not grant stock options during the year ended December 31, 2015. The weighted-average estimated fair values of stock options granted during the years ended December 31, 2014 and 2013 were $5.74 and $5.27 per option, respectively, which were

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

calculated using the following weighted-average assumptions:

	2014	2013
Expected volatility	27.5%	28.9%
Risk-free interest rate	1.4%	0.7%
Dividend yield	3.2%	3.2%
Expected life (in years)	4.6	4.5
Contractual life (in years)	7.0	7.0
The following table summarizes stock option activity for the years ended December 31, 2015, 2014 and 2013:

	Number of Shares (in millions)	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in millions)
Outstanding as of December 31, 2012	13.7	$27.51
Granted	3.0	31.21
Exercised	(5.5)	26.48		$36.0
Forfeited or expired	(0.7)	30.02
Outstanding as of December 31, 2013	10.5	28.91
Granted	0.5	33.76
Exercised	(3.0)	27.98		$24.5
Forfeited or expired	(0.4)	31.02
Outstanding as of December 31, 2014	7.6	29.49
Granted	—	—
Exercised	(2.4)	28.14		$31.2
Forfeited or expired	(0.2)	30.39
Outstanding as of December 31, 2015	5.0	$30.08	3.2	$69.7
Exercisable as of December 31, 2015	3.1	$29.41	2.6	$45.4
Compensation Expense
During the years ended December 31, 2015, 2014 and 2013, compensation expense for stock options was $2.5 million, $6.3 million and $12.9 million, respectively.
As of December 31, 2015, total unrecognized compensation expense related to outstanding stock options was $1.2 million, which will be recognized over a weighted average period of 1.1 years. The total fair value of stock options that vested in 2015, 2014 and 2013 was $9.0 million, $12.5 million and $10.8 million, respectively.
We classified excess tax benefits of $8.5 million, $4.3 million and $3.8 million as cash flows from financing activities for 2015, 2014 and 2013, respectively. All other tax benefits related to stock options have been presented as a component of cash flows from operating activities.

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted Stock Units
The following table summarizes restricted stock unit (RSU) activity for the years ended December 31, 2015, 2014 and 2013:

	Number of RSUs (in thousands)	Weighted-Average Grant Date Fair Value per Share	Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in millions)
Unissued as of December 31, 2012	905.3	$27.51
Granted	361.8	30.16
Vested and issued	(243.0)	28.16
Forfeited	(27.1)	30.66
Unissued as of December 31, 2013	997.0	28.48
Granted	784.9	33.38
Vested and issued	(258.4)	28.07
Forfeited	(67.3)	33.14
Unissued as of December 31, 2014	1,456.2	24.07
Granted	722.5	39.12
Vested and issued	(405.1)	30.56
Forfeited	(46.3)	36.44
Unissued as of December 31, 2015	1,727.3	$34.15	1.0	$76.0
Vested and unissued as of December 31, 2015	561.5	$29.79
During 2015, we awarded our non-employee directors 75,000 RSUs, which vested immediately. During 2015, we awarded 599,356 RSUs to executives and employees that vest in four equal annual installments beginning on the anniversary date of the original grant or cliff vest after four years. In addition, 48,163 RSUs were earned as dividend equivalents. The RSUs do not carry any voting or dividend rights, except the right to receive additional RSUs in lieu of dividends.
During 2014, we awarded our non-employee directors 86,425 RSUs, which vested immediately. During 2014, we awarded 657,476 RSUs to executives and employees that vest in four equal annual installments beginning on the anniversary date of the original grant or cliff vest after four years. In addition, 41,032 RSUs were earned as dividend equivalents.
During 2013, we awarded our non-employee directors 72,842 RSUs, which vested immediately. During 2013, we awarded 258,944 RSUs to executives that vest in four equal annual installments beginning on the anniversary date of the original grant. In addition, 30,009 RSUs were earned as dividend equivalents.
Compensation Expense
The fair value of RSUs is based on the closing market price on the date of the grant. The compensation expense related to RSUs is amortized ratably over the vesting period, or to the employee's retirement eligible date, if earlier.
During 2015, 2014 and 2013, compensation expense related to RSUs totaled $15.6 million, $11.1 million and $6.3 million, respectively. As of December 31, 2015, total unrecognized compensation expense related to outstanding RSUs was $28.9 million, which will be recognized over a weighted average period of 2.7 years.
Performance Shares
During the year ended December 31, 2015, we awarded 140,443 performance shares (PSUs) to our named executive officers. These awards are performance-based as the number of shares ultimately earned depends on performance against pre-determined targets for return on invested capital (ROIC) and cash flow value creation (CFVC), as well as total shareholder return relative to the S&P 500 index (RTSR). The PSUs are payable 50% in shares of common stock and 50% in cash after the end of a three-year performance period, when the Company's financial performance for the entire performance period is reported, typically in February of the succeeding year. At the end of the performance period, the number of PSUs awarded can range from 0% to 150% of the targeted amount, depending on the performance against the pre-determined targets.

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes PSU activity for the year ended December 31, 2015:

	Number of PSUs (in thousands)	Weighted Average Grant Date Fair Value per Share
Outstanding as of December 31, 2014	—	$—
Granted	143.4	38.69
Vested and issued	—	—
Forfeited	—	—
Outstanding as of December 31, 2015	143.4	$38.69
During 2015, 2,946 PSUs accumulated as dividend equivalents. The PSUs do not carry any voting or dividend rights, except the right to accumulate additional PSUs in lieu of dividends.
Compensation Expense
For the stock-settled portion of the award that vests based on future ROIC and CFVC performance, compensation expense is measured using the fair value of our common stock at the grant date. For the cash-settled portion of the award that vests based on future ROIC and CFVC performance, compensation expense is recorded based on the fair value of our common stock at the end of each reporting period. Compensation expense is recognized ratably over the performance period based on our estimated achievement of the established performance criteria. Compensation expense is only recognized for the portion of the award that we expect to vest, which we estimate based on an assessment of the probability that the performance criteria will be achieved.
For the stock-settled portion of the award that vests based on RTSR, the grant date fair value is based on a Monte Carlo valuation and compensation expense is recognized on a straight-line basis over the vesting period. For the cash-settled portion of the award that vests based on RTSR, compensation expense also incorporates the fair value of our PSUs at the end of each reporting period. Compensation expense is recognized for RTSR portion of the award whether or not the market conditions are achieved.
During 2015, compensation expense related to PSUs totaled $1.8 million. As of December 31, 2015, total unrecognized compensation expense related to outstanding PSUs was $3.7 million, which will be recognized over a weighted average period of 2.1 years.
Defined Benefit Pension Plan
We currently have one qualified defined benefit pension plan, the BFI Retirement Plan (the Plan). The Plan covers certain employees in the United States, including some employees subject to collective bargaining agreements.
The Plan benefits are frozen. Interest credits continue to be earned by participants in the Plan, and participants whose collective bargaining agreements provide for additional benefit accruals under the Plan continue to receive those credits in accordance with the terms of their bargaining agreements. The Plan was converted from a traditional defined benefit plan to a cash balance plan in 1993.
Prior to the conversion to the cash balance design, benefits payable as a single life annuity under the Plan were based on the participant’s highest five years of earnings out of the last ten years of service. Upon conversion to the cash balance plan, the existing accrued benefits were converted to a lump-sum value using the actuarial assumptions in effect at the time. Participants’ cash balance accounts are increased until retirement by certain benefit and interest credits under the terms of their bargaining agreements. Participants may elect early retirement with the attainment of age 55 and completion of ten years of credited service at reduced benefits. Participants with 35 years of service may retire at age 62 without any reduction in benefits.
Our pension contributions are made in accordance with funding standards established by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code, as amended by the Pension Protection Act enacted in 2006 (the PPA). No contributions were made in 2015 or 2014.
We must separately recognize the overfunded or underfunded status of the Plan as an asset or liability. The funded status represents the difference between the projected benefit obligation (PBO) and the fair value of the Plan assets. The PBO is the present value of benefits earned to date by Plan participants, including the effect of assumed future salary increases, if any. The

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

PBO is equal to the accumulated benefit obligation (ABO) as the present value of these liabilities is not affected by assumed future salary increases. We use a measurement date that coincides with our year end of December 31.
The following table presents the ABO and reconciliations of the changes in the PBO, the Plan assets and the accounting funded status of our defined benefit pension plan for the years ended December 31:

	Defined Benefit Pension Plan
	2015	2014
Accumulated benefit obligation	$251.6	$276.8
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$276.8	$261.7
Interest cost	9.9	11.3
Actuarial (gain) loss	(17.1)	24.7
Benefits paid	(18.0)	(20.9)
Projected benefit obligation at end of year	$251.6	$276.8
Change in plan assets:
Fair value of plan assets at beginning of year	$272.6	$269.8
Actual return on plan assets	(5.5)	26.5
Estimated expenses	(2.9)	(2.8)
Benefits paid	(18.0)	(20.9)
Fair value of plan assets at end of year	$246.2	$272.6
Underfunded status	$(5.4)	$(4.2)
Amounts recognized in the statement of financial position consist of:
Noncurrent liabilities	$(5.4)	$(4.2)
Net amount recognized	$(5.4)	$(4.2)
Weighted average assumptions used to determine benefit obligations:
Discount rate	4.19%	3.70%
Rate of compensation increase	N/A	N/A
The amounts included in accumulated other comprehensive loss on the consolidated balance sheets that have not yet been recognized as components of net periodic benefit cost as of December 31, 2015 and 2014 were $16.9 million and $19.9 million, respectively.

The components of the net periodic benefit cost for the years ended December 31 are summarized below:

	2015	2014	2013
Components of net periodic benefit cost:
Service cost	$2.9	$2.8	$2.9
Interest cost	9.9	11.3	11.0
Expected return on plan assets	(14.7)	(16.4)	(16.2)
Recognized net actuarial gain	—	(1.0)	(0.2)
Amortization of prior service cost	0.1	0.1	0.1
Settlement income	—	—	(3.5)
Net periodic benefit cost	$(1.8)	$(3.2)	$(5.9)
Weighted average assumptions used to determine net periodic benefit cost:
Discount rate	3.70%	4.50%	3.90%
Expected return on plan assets	5.64%	6.35%	6.00%
Rate of compensation increase	N/A	N/A	N/A

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We determine the discount rate used in the measurement of our obligations based on a model that matches the timing and amount of expected benefit payments to maturities of high quality bonds priced as of the Plan measurement date. When that timing does not correspond to a published high-quality bond rate, our model uses an expected yield curve to determine an appropriate current discount rate. The yields on the bonds are used to derive a discount rate for the liability. The term of our obligation, based on the expected retirement dates of our workforce, is approximately eight years.
In developing our expected rate of return assumption, we have evaluated the actual historical performance and long-term return projections of the Plan assets, which give consideration to the asset mix and the anticipated timing of the Plan outflows. We employ a total return investment approach whereby a mix of equity and fixed income investments are used to maximize the long-term return of Plan assets for what we consider a prudent level of risk. The intent of this strategy is to minimize Plan expenses by outperforming Plan liabilities over the long run. Risk tolerance is established through careful consideration of Plan liabilities, Plan funded status and our financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks as well as growth, value, and small and large capitalizations. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset and liability studies, and quarterly investment portfolio reviews.
The following table summarizes our target asset allocation for 2015 and actual asset allocation as of December 31, 2015 and 2014 for our Plan:

	Target Asset Allocation	2015 Actual Asset Allocation	2014 Actual Asset Allocation
Debt securities	72%	72%	70%
Equity securities	28	28	30
Total	100%	100%	100%
For 2016, the investment strategy for pension plan assets is to maintain a broadly diversified portfolio designed to achieve our target of an average long-term rate of return of 5.64%. While we believe we can achieve a long-term average return of 5.64%, we cannot be certain that the portfolio will perform to our expectations. Assets are strategically allocated among debt and equity portfolios to achieve a diversification level that reduces fluctuations in investment returns. Asset allocation target ranges and strategies are reviewed periodically with the assistance of an independent external consulting firm.
The pension assets are measured at fair value. The following table summarizes, by level, within the fair value hierarchy, the investments of the Plan at fair value as of December 31, 2015 and 2014:

		Fair Value Measurements Using
	Total as of December 31, 2015	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market accounts	$2.9	$2.9	$—	$—
Mutual funds	242.7	—	242.7	—
Limited partnerships	0.6	—	—	0.6
Total assets	$246.2	$2.9	$242.7	$0.6

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

		Fair Value Measurements Using
	Total as of December 31, 2014	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market accounts	$6.2	$6.2	$—	$—
Mutual funds	266.0	—	266.0	—
Limited partnerships	0.4	—	—	0.4
Total assets	$272.6	$6.2	$266.0	$0.4
Estimated future benefit payments for the next ten years under the Plan follows:

2016	$20.0
2017	20.1
2018	19.2
2019	19.6
2020	19.2
2021 through 2025	87.5
Collective Bargaining Agreements
As of December 31, 2015, approximately 26% of our workforce was represented by various labor unions, and approximately 6% of our workforce was covered by collective bargaining agreements (CBAs) that are set to expire during 2016.
Multiemployer Pension Plans
We contribute to 27 multiemployer pension plans under CBAs covering union-represented employees. As of December 31, 2015, approximately 21% of our total current employees were participants in such multiemployer plans. These plans generally provide retirement benefits to participants based on their service to contributing employers. We do not administer these plans. In general, these plans are managed by a board of trustees with the unions appointing certain trustees and other contributing employers of the plan appointing certain members. We generally are not represented on the board of trustees.
Based on the information available to us, we believe that some of the multiemployer plans to which we contribute are either “critical” or “endangered” as those terms are defined in the PPA. The PPA requires underfunded pension plans to improve their funding ratios within prescribed intervals based on the level of their underfunding. Until the plan trustees develop the funding improvement plans or rehabilitation plans as required by the PPA, we cannot determine the amount of assessments we may be subject to, if any. Accordingly, we cannot presently determine the impact that the PPA may have on our consolidated financial position, results of operations or cash flows.
Furthermore, under current law regarding multiemployer benefit plans, a plan’s termination, our voluntary withdrawal (which we consider from time to time), or the mass withdrawal of all contributing employers from any under-funded multiemployer pension plan would require us to make payments to the plan for our proportionate share of the multiemployer plan’s unfunded vested liabilities. It is possible that there may be a mass withdrawal of employers contributing to these plans or plans may terminate in the near future. We could have adjustments to our estimates for these matters in the near term that could have a material effect on our consolidated financial position, results of operations or cash flows.

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Republic’s participation in individually significant multiemployer pension plans for the year ended December 31, 2015 is outlined in the table below. Only with respect to multiemployer pension plans, we considered contributions in excess of $3.0 million in any period disclosed to be individually significant. The most recent PPA zone status available in 2015 and 2014 is for the plans’ year ended September 30 or December 31, 2014 and 2013, respectively. The status is based on information that Republic received from the plans and is certified by the plans’ actuary. Among other factors, plans in the “critical” red zone are generally less than 65% funded, plans in the “endangered” yellow zone are less than 80% funded, and plans in the “safe” green zone are at least 80% funded. The last column lists the expiration dates of the CBAs to which the plans are subject. There have been no significant changes that affect the comparability of the 2015, 2014 and 2013 contributions.

		Pension Protection Act Zone Status		Funding Improvement or Rehabilitation Plan Status Pending /	Republic Contributions to Plan			Surcharge	Expiration Dates
Legal Plan Name	EIN	2014	2013	Implemented	2015	2014	2013	Imposed	of CBAs
Local 731 Private Scavengers and Garage Attendants Pension Trust Fund	36-6513567	Critical	Critical	Implemented	10.2	9.2	6.9	No	Various dates through 1/31/19
Western Conference of Teamsters Pension Plan	91-6145047	Safe	Safe	No	33.4	30.8	26.6	No	Various dates through 10/23/19
Individually significant plans					43.6	40.0	33.5
All other plans	N/A	N/A	N/A	N/A	13.2	11.8	13.2	N/A
Total					$56.8	$51.8	$46.7
We are listed in the Form 5500 for Local 731 Private Scavengers and Garage Attendants Pension Trust Fund as providing more than 5% of the total contributions. At the date these financial statements were issued, Forms 5500 were not available for the plan years ended in 2015.
Central States, Southeast and Southwest Areas Pension Fund
Before September 30, 2013, we had CBAs with local bargaining units of the Teamsters under which we contributed to the Central States, Southeast and Southwest Areas Pension Fund (the Fund). These CBAs were under negotiation during 2012 and 2013. As part of our CBA negotiations, we partially withdrew from participation in the Fund in 2012 and completely withdrew from the Fund in 2013. Accordingly, we were required to make payments to the Fund for our allocated share of its unfunded vested liabilities.
In January 2014, we received from the Fund a notice and demand for payment of the Fund's calculated and assessed withdrawal liabilities. In April 2014, we submitted to the Fund a request for review and an information request for supporting documentation surrounding the Fund’s calculation and assessment of withdrawal liability.  In September 2014, we submitted a formal demand for arbitration.
In December 2015 we settled outstanding liabilities with respect to the withdrawal events and paid $139.0 million to the Fund. The settlement of the withdrawal liability was based on negotiations and discussions between Republic and the Fund. As of December 31, 2015, the settlement has been paid and we have no remaining liability for our withdrawal from the Fund.
Defined Contribution Plan
We maintain the Republic Services 401(k) Plan (401(k) Plan), which is a defined contribution plan covering all eligible employees. Under the 401(k) Plan, participants may direct us to defer a portion of their compensation to the 401(k) Plan, subject to Internal Revenue Code limitations. We provide for an employer matching contribution equal to 100% of the first 3% of eligible compensation and 50% of the next 2% of eligible compensation contributed by each employee, which is funded in cash. All contributions vest immediately.
Total expense recorded for matching 401(k) contributions in 2015, 2014 and 2013 was $37.3 million, $32.1 million and $30.1 million, respectively.

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred Compensation Plan
We provide eligible Republic employees, officers and directors with the opportunity to voluntarily defer base salary, bonus payments, long-term incentive awards and other compensation, as applicable, on a pre-tax basis through the Republic Services, Inc. Deferred Compensation Plan (the DCP). The DCP is a nonqualified deferred compensation plan that conforms to Section 409A of the Internal Revenue Code. Eligible participants can defer up to 80% of base salary and up to 100% of bonus, long-term compensation and directors’ fees. Under the DCP, some participants also are eligible for matching contributions. The matching contribution under the DCP is equal to the lesser of 2% of the participant’s compensation over established 401(k) limits or 50% of the amount the participant has deferred. The DCP participants have no ownership or security interest in any of the amounts deferred or the measurement funds under the DCP. The right of each participant in the DCP is solely that of a general, unsecured creditor of Republic with respect to his or her own interest under the DCP. Deferred amounts may be subject to forfeiture and are deemed invested among investment funds offered under the DCP, as directed by each participant. Payments of deferred amounts are payable following separation from service or at a date or dates elected by the participant when the deferral is elected. Payments of deferred amounts are made in either a lump sum or in annual installments over a period not exceeding 15 years.
Republic invested in corporate-owned life insurance policies to satisfy future obligations under the DCP. These corporate-owned life insurance policies are held in a Rabbi Trust and are recorded at the amount that can be realized under insurance contracts at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. The aggregate cash surrender value of these life insurance policies was $90.5 million and $77.1 million as of December 31, 2015 and 2014, respectively, and is classified in other assets in our consolidated balance sheets. The DCP liability was $83.3 million and $76.3 million as of December 31, 2015 and 2014, respectively, and is classified in other long-term liabilities in our consolidated balance sheets.
Employee Stock Purchase Plan
Republic employees are eligible to participate in an employee stock purchase plan. The plan allows participants to purchase our common stock for 95% of its quoted market price on the last day of each calendar quarter. For the years ended December 31, 2015, 2014 and 2013, issuances under this plan totaled 141,055 shares, 139,941 shares and 142,217 shares, respectively. As of December 31, 2015, shares reserved for issuance to employees under this plan totaled 0.6 million and Republic held employee contributions of approximately $1.4 million for the purchase of common stock.

12.	STOCK REPURCHASES AND DIVIDENDS
Stock Repurchases
Stock repurchase activity during the years ended December 31, 2015 and 2014 follows (in millions except per share amounts):

	2015	2014
Number of shares repurchased	9.8	11.1
Amount paid	$404.7	$400.4
Weighted average cost per share	$41.39	$35.92
As of December 31, 2015, 0.1 million repurchased shares were pending settlement and $3.7 million were unpaid and included within our accrued liabilities.

In October 2015, our board of directors added $900.0 million to the existing share repurchase authorization, which now extends through December 31, 2017. Share repurchases under the program may be made through open market purchases or privately negotiated transactions in accordance with applicable federal securities laws. While the board of directors has approved the program, the timing of any purchases, the prices and the number of shares of common stock to be purchased will be determined by our management, at its discretion, and will depend upon market conditions and other factors. The share repurchase program may be extended, suspended or discontinued at any time. As of December 31, 2015, the October 2015 repurchase program had remaining authorized purchase capacity of $855.5 million.

In December 2015, our board of directors changed the status of 71,272,964 treasury shares to authorized and unissued. In doing so, the number of our issued shares was reduced by the stated amount. Our accounting policy is to deduct the par value from common stock and to reflect the excess of cost over par value as a deduction from additional paid-in capital. The change in unissued shares resulted in a reduction of $2,295.3 million in treasury stock, $0.6 million in common stock, and $2,294.7 million in additional paid-in capital. There was no effect on our total stockholders' equity position as a result of the change.

Dividends
In October 2015, our board of directors approved a quarterly dividend of $0.30 per share. Cash dividends declared were $404.3 million, $383.6 million and $357.3 million for the years ended December 31, 2015, 2014 and 2013, respectively. As of December 31, 2015, we recorded a quarterly dividend payable of $103.7 million to shareholders of record at the close of business on January 4, 2016.

13.	EARNINGS PER SHARE
Basic earnings per share is computed by dividing net income attributable to Republic Services, Inc. by the weighted average number of common shares (including vested but unissued RSUs) outstanding during the period. Diluted earnings per share is based on the combined weighted average number of common shares and common share equivalents outstanding, which include, where appropriate, the assumed exercise of employee stock options, unvested RSUs and unvested PSUs at the expected attainment levels. We use the treasury stock method in computing diluted earnings per share.
Earnings per share for the years ended December 31, 2015, 2014, and 2013 are calculated as follows (in thousands, except per share amounts):

	2015	2014	2013
Basic earnings per share:
Net income attributable to Republic Services, Inc.	$749,906	$547,600	$588,900
Weighted average common shares outstanding	349,984	356,673	362,054
Basic earnings per share	$2.14	$1.54	$1.63
Diluted earnings per share:
Net income attributable to Republic Services, Inc.	$749,906	$547,600	$588,900
Weighted average common shares outstanding	349,984	356,673	362,054
Effect of dilutive securities:
Options to purchase common stock	1,255	1,350	1,332
Unvested RSU awards	137	84	36
Unvested PSU awards	12	—	—
Weighted average common and common equivalent shares outstanding	351,388	358,107	363,422
Diluted earnings per share	$2.13	$1.53	$1.62
Antidilutive securities not included in the diluted earnings per share calculations:
Options to purchase common stock	9	274	1,658

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14.	SEGMENT REPORTING
In January 2016, we realigned our field support functions by eliminating our three region offices and creating two field groups, consolidating and reducing the number of area offices, and streamlining select operational support roles at our Phoenix headquarters. Following our restructuring, our senior management now evaluates, oversees and manages the financial performance of our operations through two field groups, referred to as Group 1 and Group 2. Group 1 primarily consists of geographic areas located in the western and midwestern United States, and Group 2 primarily consists of geographic areas located in Texas, the southeastern United States and the eastern seaboard of the United States.
We manage and evaluate our operations through the two noted field groups, Group 1 and Group 2. These two groups, which provide integrated waste management services consisting of non-hazardous solid waste collection, transfer, recycling, disposal and energy services, are presented below as our reportable segments.
Summarized financial information concerning our reportable segments for the years ended December 31, 2015, 2014 and 2013 follows:

	Gross Revenue	Intercompany Revenue	Net Revenue	Depreciation, Amortization, Depletion and Accretion	Operating Income (Loss)	Capital Expenditures	Total Assets
2015:
Group 1	$5,032.3	$(1,006.4)	$4,025.9	$398.9	$857.2	$430.7	$9,183.7
Group 2	5,803.4	(878.9)	4,924.5	542.6	953.5	352.2	9,909.0
Corporate entities	177.8	(13.2)	164.6	108.5	(251.9)	162.7	1,443.2
Total	$11,013.5	$(1,898.5)	$9,115.0	$1,050.0	$1,558.8	$945.6	$20,535.9
2014:
Group 1	$4,795.0	$(959.1)	$3,835.9	$368.9	$826.0	$475.2	$9,237.8
Group 2	5,638.5	(849.3)	4,789.2	507.3	938.6	329.7	9,504.2
Corporate entities	192.8	(14.6)	178.2	108.7	(531.5)	57.6	1,310.4
Total	$10,626.3	$(1,823.0)	$8,803.3	$984.9	$1,233.1	$862.5	$20,052.4
2013:
Group 1	$4,560.3	$(906.4)	$3,653.9	$362.9	$750.0	$514.4	$9,150.3
Group 2	5,444.8	(806.8)	4,638.0	481.1	976.6	348.0	9,906.2
Corporate entities	139.6	(14.3)	125.3	110.0	(516.3)	18.4	846.6
Total	$10,144.7	$(1,727.5)	$8,417.2	$954.0	$1,210.3	$880.8	$19,903.1
Intercompany revenue reflects transactions within and between segments that generally are made on a basis intended to reflect the market value of such services. Capital expenditures for corporate entities primarily include vehicle inventory acquired but not yet assigned to operating locations and facilities. Corporate functions include legal, tax, treasury, information technology, risk management, human resources, closed landfills and other administrative functions. During the years ended December 31, 2015, 2014 and 2013, environmental remediation charges and recoveries were incurred at our closed Bridgeton Landfill in Missouri. See Note 8, Landfill and Environmental Costs. During 2014 and 2013, we recorded charges related to our withdrawal from the Central States, Southeast and Southwest Areas Pension Fund and reached a settlement during 2015. See Note 11, Employee Benefit Plans, for a summary of our withdrawal and the related settlement. During 2014 and 2013, we completed various refinancing transactions that resulted in cash paid for premiums and professional fees to repurchase outstanding debt, as well as non-cash charges for unamortized debt discounts and deferred issuance costs. See Note 9, Debt.

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table reflects our revenue by service line for the years ended December 31 (in millions of dollars and as a percentage of revenue):

	2015		2014		2013
Collection:
Residential	$2,242.3	24.6%	$2,193.6	24.9%	$2,175.5	25.8%
Small-container commercial	2,799.9	30.7	2,723.3	30.9	2,616.9	31.1
Large-container industrial	1,890.2	20.7	1,784.0	20.3	1,639.4	19.5
Other	39.8	0.4	37.2	0.4	34.7	0.4
Total collection	6,972.2	76.4	6,738.1	76.5	6,466.5	76.8
Transfer	1,112.7		1,062.6		1,021.8
Less: intercompany	(682.3)		(654.4)		(615.2)
Transfer, net	430.4	4.7	408.2	4.6	406.6	4.8
Landfill	2,036.4		1,975.8		1,923.0
Less: intercompany	(951.9)		(928.1)		(902.2)
Landfill, net	1,084.5	11.9	1,047.7	11.9	1,020.8	12.1
Energy services	95.8	1.1	38.7	0.5	4.2	0.1
Other:
Sale of recycled commodities	372.0	4.1	405.8	4.6	374.6	4.5
Other non-core	160.1	1.8	164.8	1.9	144.5	1.7
Total other	532.1	5.9	570.6	6.5	519.1	6.2
Total revenue	$9,115.0	100.0%	$8,803.3	100.0%	$8,417.2	100.0%
Other non-core revenue consists primarily of revenue from National Accounts, which represents the portion of revenue generated from nationwide contracts in markets outside our operating areas where the associated waste handling services are subcontracted to local operators. Consequently, substantially all of this revenue is offset with related subcontract costs, which are recorded in cost of operations.

15.	CHANGES IN ACCUMULATED OTHER COMPREHENSIVE LOSS (INCOME) BY COMPONENT
A summary of changes in accumulated other comprehensive loss (income), net of tax, by component, for the years ended December 31, 2015, 2014 and 2013 follows:

	Cash Flow Hedges	Defined Benefit Pension Plan	Total
Balance as of December 31, 2012	$23.1	$(17.3)	$5.8
Other comprehensive income before reclassifications	(4.0)	(7.1)	(11.1)
Amounts reclassified from accumulated other comprehensive loss	0.2	2.1	2.3
Net current-period other comprehensive income	(3.8)	(5.0)	(8.8)
Balance as of December 31, 2013	19.3	(22.3)	(3.0)
Other comprehensive loss before reclassifications	23.8	9.3	33.1
Amounts reclassified from accumulated other comprehensive income	(1.2)	—	(1.2)
Net current-period other comprehensive loss	22.6	9.3	31.9
Balance as of December 31, 2014	41.9	(13.0)	28.9
Other comprehensive loss before reclassifications	18.4	1.9	20.3
Amounts reclassified from accumulated other comprehensive loss	(18.7)	—	(18.7)
Net current-period other comprehensive loss (income)	(0.3)	1.9	1.6
Balance as of December 31, 2015	$41.6	$(11.1)	$30.5

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of reclassifications out of accumulated other comprehensive loss (income) for the years ended December 31, 2015, 2014 and 2013 follows:

	2015	2014	2013
Details about Accumulated Other Comprehensive Loss (Income) Components	Amount Reclassified from Accumulated Other Comprehensive Loss (Income)			Affected Line Item in the Statement Where Net Income is Presented
Gain (loss) on cash flow hedges:
Recycling commodity hedges	$—	$—	$0.2	Revenue
Fuel hedges	(28.5)	0.7	2.9	Cost of operations
Interest rate contracts	(2.5)	(2.7)	(2.7)	Interest expense
	(31.0)	(2.0)	0.4	Total before tax
	12.3	0.8	(0.2)	Tax benefit (expense)
	(18.7)	(1.2)	0.2	Net of tax
Pension gains:
Pension settlement	$—	$—	$3.5	Selling, general and administrative
	—	—	(1.4)	Tax expense
	—	—	2.1	Net of tax
Total (loss) gain reclassified into earnings	$(18.7)	$(1.2)	$2.3

16.	FINANCIAL INSTRUMENTS
Fuel Hedges
We have entered into multiple swap agreements designated as cash flow hedges to mitigate some of our exposure related to changes in diesel fuel prices. These swaps qualified for, and were designated as, effective hedges of changes in the prices of forecasted diesel fuel purchases (fuel hedges).
The following table summarizes our outstanding fuel hedges as of December 31, 2015:

Year	Gallons Hedged	Weighted Average Contract Price per Gallon
2016	27,000,000	$3.57
2017	12,000,000	2.92
If the national U.S. on-highway average price for a gallon of diesel fuel as published by the Department of Energy exceeds the contract price per gallon, we receive the difference between the average price and the contract price (multiplied by the notional gallons) from the counterparty. If the average price is less than the contract price per gallon, we pay the difference to the counterparty.
The fair values of our fuel hedges are determined using standard option valuation models with assumptions about commodity prices based on those observed in underlying markets (Level 2 in the fair value hierarchy). The aggregate fair values of our outstanding fuel hedges as of December 31, 2015 and 2014 were current liabilities of $37.8 million and $34.4 million, respectively, and have been recorded in other accrued liabilities in our consolidated balance sheets. The ineffective portions of the changes in fair values resulted in a loss of $0.4 million and $0.5 million for the years ended December 31, 2015 and 2014 respectively, and a gain of less than $0.1 million for the year ended December 31, 2013, and have been recorded in other income, net in our consolidated statements of income.
Total (loss) gain recognized in other comprehensive (loss) income for fuel hedges (the effective portion) was $(2.0) million, $(24.2) million and $2.4 million, for the years ended December 31, 2015, 2014 and 2013, respectively.

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recycling Commodity Hedges
Revenue from the sale of recycled commodities is primarily from sales of old corrugated cardboard and old newspaper. From time to time we use derivative instruments such as swaps and costless collars designated as cash flow hedges to manage our exposure to changes in prices of these commodities. We had no outstanding recycling commodity hedges as of December 31, 2015 and 2014. No amounts were recognized in other income, net in our consolidated statements of income for the ineffective portion of the changes in fair values during the years ended December 31, 2015, 2014 and 2013. Total gain (loss) recognized in other comprehensive income for recycling commodity hedges (the effective portion) was $0.1 million and $(0.1) million for the years ended December 31, 2014 and 2013, respectively. No amount was recognized in other comprehensive income for 2015.
Fair Value Measurements
In measuring fair values of assets and liabilities, we use valuation techniques that maximize the use of observable inputs (Level 1) and minimize the use of unobservable inputs (Level 3). We also use market data or assumptions that we believe market participants would use in pricing an asset or liability, including assumptions about risk when appropriate.
The carrying value for certain of our financial instruments, including cash, accounts receivable, accounts payable and certain other accrued liabilities, approximates fair value because of their short-term nature.
As of December 31, 2015 and 2014, our assets and liabilities that are measured at fair value on a recurring basis include the following:

	December 31, 2015
		Fair Value
	Carrying Amount	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Money market mutual funds	$43.0	$43.0	$43.0	$—	$—
Bonds - restricted cash and marketable securities and other assets	56.3	56.3	—	56.3	—
Interest rate swaps - other assets	16.5	16.5	—	16.5	—
Total assets	$115.8	$115.8	$43.0	$72.8	$—
Liabilities:
Fuel hedges - other accrued liabilities	$37.8	$37.8	$—	$37.8	$—
Contingent consideration - other long-term liabilities	$69.6	$69.6	$—	$—	$69.6
Total liabilities	$107.4	$107.4	$—	$37.8	$69.6

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31, 2014
		Fair Value
	Carrying Amount	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Money market mutual funds	$59.7	$59.7	$59.7	$—	$—
Bonds - restricted cash and marketable securities and other assets	56.8	56.8	—	56.8	—
Interest rate swaps - other assets	14.1	14.1	—	14.1	—
Total assets	$130.6	$130.6	$59.7	$70.9	$—
Liabilities:
Fuel hedges - other accrued liabilities	$34.4	$34.4	$—	$34.4	$—
Total liabilities	$34.4	$34.4	$—	$34.4	$—
Total Debt
As of December 31, 2015, the carrying value of our total debt was $7.5 billion and the fair value of our total debt was $8.2 billion. As of December 31, 2014, the carrying value of our total debt was $7.0 billion and the fair value of our total debt was $8.0 billion. The estimated fair value of our fixed rate senior notes and debentures is based on quoted market prices. The fair value of our remaining notes payable, tax-exempt financings and borrowings under our credit facilities approximates the carrying value because the interest rates are variable. The fair value estimates are based on Level 2 inputs of the fair value hierarchy as of December 31, 2015 and 2014.  See Note 9, Debt, for further information related to our debt.
Contingent Consideration
In April 2015, we entered into a waste management contract with Sonoma to operate the county's waste management facilities. See Note 3, Business Acquisitions, for further information related to our acquisition. As of December 31, 2015, the Sonoma contingent consideration represents the fair value of $69.6 million payable to the County of Sonoma based on the achievement of future annual tonnage targets through the expected remaining capacity of the landfill, which we estimate to be approximately 30 years. The contingent consideration liability is classified within Level 3 of the fair value hierarchy.
The fair value of the contingent consideration was determined using probability assessments of the expected future consideration payments over the remaining useful life of the landfill, and applying a discount rate of 4.0%. The future consideration payments are based on significant inputs that are not observable in the market. Key assumptions include volume of annual tons disposed at the landfill, price paid per annual ton, and the discount rate that represent the best estimates of management, which are subject to remeasurement at each reporting date.

17.	COMMITMENTS AND CONTINGENCIES
Legal Proceedings
We are subject to extensive and evolving laws and regulations and have implemented safeguards to respond to regulatory requirements. In the normal course of our business, we become involved in legal proceedings. Some may result in fines, penalties or judgments against us, which may impact earnings and cash flows for a particular period. Although we cannot predict the ultimate outcome of any legal matter with certainty, we do not believe the outcome of any of our pending legal proceedings will have a material adverse impact on our consolidated financial position, results of operations or cash flows.
As used herein, the term legal proceedings refers to litigation and similar claims against us and our subsidiaries, excluding: (1) ordinary course accidents, general commercial liability and workers' compensation claims, which are covered by insurance programs, subject to customary deductibles, and which, together with insured employee health care costs, are discussed in Note 7, Other Liabilities; and (2) environmental remediation liabilities, which are discussed in Note 8, Landfill and Environmental Costs.
We accrue for legal proceedings when losses become probable and reasonably estimable. We have recorded an aggregate accrual of approximately $65 million relating to our outstanding legal proceedings as of December 31, 2015. As of the end of

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

each applicable reporting period, we review each of our legal proceedings and, where it is probable that a liability has been incurred, we accrue for all probable and reasonably estimable losses. Where we can reasonably estimate a range of losses we may incur regarding such a matter, we record an accrual for the amount within the range that constitutes our best estimate. If we can reasonably estimate a range but no amount within the range appears to be a better estimate than any other, we use the amount that is the low end of such range. If we had used the high ends of such ranges, our aggregate potential liability would be approximately $62 million higher than the amount recorded as of December 31, 2015.
Lease Commitments
We and our subsidiaries lease real property, equipment and software under various operating leases with remaining terms from one month to 30 years. Rent expense during the years ended December 31, 2015, 2014 and 2013 was $53.6 million, $49.1 million and $47.8 million, respectively.
Future minimum lease obligations under non-cancelable operating leases with initial terms in excess of one year as of December 31, 2015 are as follows:

2016	$26.1
2017	26.9
2018	24.3
2019	22.3
2020	20.8
Thereafter	92.8
$213.2
Unconditional Purchase Commitments
Royalties
We have entered into agreements to pay royalties to prior landowners, lessors or host communities, based on waste tonnage disposed at specified landfills. These royalties are generally payable quarterly and amounts incurred, but not paid, are accrued in our consolidated balance sheets. Royalties are accrued as tonnage is disposed of in the landfills.
Disposal Agreements
We have several agreements expiring at various dates through 2048 that require us to dispose of a minimum number of tons at third-party disposal facilities. Under these put-or-pay agreements, we must pay for agreed-upon minimum volumes regardless of the actual number of tons placed at the facilities.
Future minimum payments under unconditional purchase commitments, consisting primarily of (1) disposal related agreements, which include fixed or minimum royalty payments, host agreements, and take-or-pay and put-or-pay agreements, and (2) other obligations including committed capital expenditures and consulting service agreements as of December 31, 2015 are as follows:

2016	$251.9
2017	92.4
2018	52.7
2019	38.7
2020	32.9
Thereafter	557.1
$1,025.7
Restricted Cash and Other Financial Guarantees
We must provide financial assurance to governmental agencies and a variety of other entities under applicable environmental regulations relating to our landfill operations for capping, closure and post-closure costs, and our performance under certain collection, landfill and transfer station contracts. We satisfy our financial assurance requirements by providing surety bonds, letters of credit, insurance policies or trust deposits. The amount of the financial assurance requirements for capping, closure

REPUBLIC SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and post-closure costs is determined by applicable state environmental regulations, which vary by state. The financial assurance requirements for capping, closure and post-closure costs can either be for costs associated with a portion of the landfill or the entire landfill. Generally, states will require a third-party engineering specialist to determine the estimated capping, closure and post-closure costs that are used to determine the required amount of financial assurance for a landfill. The amount of financial assurance required can, and generally will, differ from the obligation determined and recorded under U.S. GAAP. The amount of the financial assurance requirements related to contract performance varies by contract. Additionally, we are required to provide financial assurance for our insurance program and collateral for certain performance obligations.
We had the following financial instruments and collateral in place to secure our financial assurances as of December 31:

	2015	2014
Letters of credit	$548.1	$659.9
Surety bonds	3,055.8	2,952.7
The outstanding letters of credit used $503.3 million and $615.1 million as of December 31, 2015 and 2014, respectively, of availability under our Credit Facilities. Surety bonds subject to expiration will expire on various dates through 2021.
These financial instruments are issued in the normal course of business and are not debt. Because we currently have no liability for this financial assurance, it is not reflected in our consolidated balance sheets. However, we have recorded capping, closure and post-closure obligations and insurance reserves as they are incurred.
Our restricted cash and marketable securities include, among other things, restricted cash and marketable securities held for capital expenditures under certain debt facilities, restricted cash pursuant to a holdback arrangement, restricted cash and marketable securities pledged to regulatory agencies and governmental entities as financial guarantees of our performance related to our final capping, closure and post-closure obligations at our landfills, and restricted cash and marketable securities related to our insurance obligations.
The following table summarizes our restricted cash and marketable securities as of December 31:

	2015	2014
Financing proceeds	$2.1	$20.9
Holdback escrow	16.8	16.8
Capping, closure and post-closure obligations	27.3	26.7
Insurance	54.1	50.4
Other	—	0.8
Total restricted cash and marketable securities	$100.3	$115.6
We own a 19.9% interest in a company that, among other activities, issues financial surety bonds to secure capping, closure and post-closure obligations for companies operating in the solid waste industry. We account for this investment under the cost method of accounting. There have been no identified events or changes in circumstances that may have a significant adverse effect on the recoverability of this investment. This investee company and the parent company of the investee had written surety bonds for us relating primarily to our landfill operations for capping, closure and post-closure, of which $1,228.1 million were outstanding as of December 31, 2015. Our reimbursement obligations under these bonds are secured by an indemnity agreement with the investee and letters of credit. There were no letters of credit outstanding as of December 31, 2015 and 2014.
Off-Balance Sheet Arrangements
We have no off-balance sheet debt or similar obligations, other than operating leases and the financial assurances discussed above, which are not classified as debt. We have no transactions or obligations with related parties that are not disclosed, consolidated into or reflected in our reported financial position or results of operations. We have not guaranteed any third-party debt.
Guarantees
We enter into contracts in the normal course of business that include indemnification clauses. Indemnifications relating to known liabilities are recorded in the consolidated financial statements based on our best estimate of required future payments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Certain of these indemnifications relate to contingent events or occurrences, such as the imposition of additional taxes due to a change in the tax law or adverse interpretation of the tax law, and indemnifications made in divestiture agreements where we indemnify the buyer for liabilities that relate to our activities prior to the divestiture and that may become known in the future. We do not believe that these contingent obligations will have a material effect on our consolidated financial position, results of operations or cash flows.
We have entered into agreements with property owners to guarantee the value of property that is adjacent to certain of our landfills. These agreements have varying terms. We do not believe that these contingent obligations will have a material effect on our consolidated financial position, results of operations or cash flows.
Other Matters
Our business activities are conducted in the context of a developing and changing statutory and regulatory framework. Governmental regulation of the waste management industry requires us to obtain and retain numerous governmental permits to conduct various aspects of our operations. These permits are subject to revocation, modification or denial. The costs and other capital expenditures that may be required to obtain or retain the applicable permits or comply with applicable regulations could be significant. Any revocation, modification or denial of permits could have a material adverse effect on us.

18.	SELECTED QUARTERLY FINANCIAL DATA (unaudited)
The following tables summarize our unaudited consolidated quarterly results of operations as reported for 2015 and 2014:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2015:
Revenue	$2,169.4	$2,311.4	$2,344.0	$2,290.2
Operating income	372.8	389.2	442.9	353.9
Net income	172.5	190.3	215.2	172.4
Net income attributable to Republic Services, Inc.(1)	172.4	190.3	215.0	172.3
Diluted earnings per common share	0.49	0.54	0.61	0.49
2014:
Revenue(1)	$2,077.2	$2,229.2	$2,267.9	$2,229.1
Operating income(1)	306.1	378.3	382.4	166.4
Net income	132.6	179.0	185.8	50.5
Net income attributable to Republic Services, Inc.	132.5	179.0	185.8	50.3
Diluted earnings per common share	0.37	0.50	0.52	0.14
(1) - Line items in these rows do not total to amounts reported in the consolidated statements of income for the years ended December 31, 2015 and 2014 due to rounding.
During the fourth quarter of 2015, we recorded charges of $4.1 million for withdrawal events at the multiemployer pension plan to which we contribute related to our operations in Puerto Rico, as well as $0.4 million of legal charges. During the third quarter of 2015, we recorded a reduction to remediation expenses of $50.0 million related to an insurance recovery at our closed Bridgeton Landfill. During 2014, environmental remediation charges were incurred at our Bridgeton Landfill, of which $36.1 million was recorded during the first quarter of 2014, and $174.5 million was recorded during the fourth quarter of 2014.